UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Directed Electronics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PROXY STATEMENT
VOTING AND OTHER MATTERS
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006
OPTION EXERCISES AND STOCK VESTED
POST-EMPLOYMENT COMPENSATION
NONQUALIFIED DEFERRED COMPENSATION
DIRECTOR COMPENSATION
DIRECTOR COMPENSATION TABLE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
APPROVAL OF OUR 2005 INCENTIVE COMPENSATION PLAN FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
OTHER MATTERS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 8, 2007

The Annual Meeting of Shareholders of Directed Electronics, Inc., a Florida corporation, will be held at 11:00 a.m. on Friday, June 8, 2007, at our corporate headquarters at 1 Viper Way, Vista, California, 92081 for the following purposes:

1. To elect two directors, each to serve for a three-year term expiring in 2010.

2. To approve our 2005 Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

3. To ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent auditor for the fiscal year ending December 31, 2007.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Only shareholders of record at the close of business on April 20, 2007 are entitled to notice of and to vote at the meeting.

All shareholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

KC Bean
Secretary

Vista, California
April 27, 2007

1 Viper Way
Vista, California 92081

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of Directed Electronics, Inc., a Florida corporation, by our board of directors for use at our Annual Meeting of Shareholders to be held at 11:00 a.m. on Friday, June 8, 2006, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The meeting will be held at our corporate headquarters at 1 Viper Way, Vista, California 92081.

These proxy solicitation materials were first mailed on or about May 4, 2006 to all shareholders entitled to vote at the meeting.

Voting Securities and Voting Rights

Shareholders of record at the close of business on April 20, 2007, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 25,199,036 shares of our common stock. Each shareholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, a plurality of the votes cast by shares of common stock entitled to vote, in person or by proxy, will be required to elect the directors. Assuming that a quorum is present, a majority of the shares of common stock outstanding and entitled to vote, in person or by proxy, is required to (1) approve our 2005 Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and (2) ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2007.

Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be treated as present for purposes of determining the presence of a quorum but will have no effect for purposes of determining approval of that matter.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of the nominees set forth in this proxy statement, (2) “for” the approval of our 2005 Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and (3) “for” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2007.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by e-mail or telegram, without additional compensation.

Annual Report and Other Matters

Our 2006 Annual Report, which was mailed to shareholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the “Report of the Compensation Committee of the Board of Directors” and “Report of the Audit Committee of the Board of Directors” below shall not be deemed “filed” with the Securities and Exchange Commission, or the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act.

We will provide, without charge, additional copies of our Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the SEC to each shareholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our company’s secretary at our executive offices set forth in this proxy statement.

ELECTION OF DIRECTORS

Nominees

Our articles of incorporation provide for a board of directors consisting of three classes serving three-year staggered terms. Class I directors consist of Messrs. Jon E. Elias, Darrell E. Issa, and Kevin B. McColgan, with the term of office of the Class I directors expiring at the annual meeting of shareholders in 2009. Class II directors consist of Messrs. Victor J. Orler and S. James Spierer, with the term of office of Class II directors expiring at the annual meeting of shareholders in 2007. Class III directors consist of Messrs. Troy D. Templeton, James E. Minarik, Edmond S. Thomas, and Andrew D. Robertson, with the term of office of Class III directors expiring at the annual meeting of shareholders in 2008. Our board of directors has nominated Messrs. Orler and Spierer for election as Class II directors for three-year terms expiring in 2010 or until their respective successors have been elected and qualified. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Our board of directors recommends a vote “for” the nominees named herein.

The following table sets forth certain information regarding our directors:

Name	Age	Position

Troy D. Templeton	46	Chairman of the Board
James E. Minarik	54	President, Chief Executive Officer, and Director
Jon E. Elias	37	Director
Darrell E. Issa	53	Director
Andrew D. Robertson (1)(2)	65	Director
Victor J. Orler (1)(3)	49	Director
S. James Spierer (2)	62	Director
Kevin B. McColgan (3)	50	Director
Edmond S. Thomas (1)	53	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominations committee.

Troy D. Templeton has served as our Chairman of the Board since December 1999. Mr. Templeton is Managing Partner of Trivest Partners, L.P., a private investment firm that specializes in management services, acquisitions, dispositions, and leveraged buyouts, and has served in various capacities with affiliates of Trivest Partners, L.P. since 1989. Mr. Templeton currently serves as Chairman of the Board of Schoor DePalma, Inc., a privately held design and engineering firm, Box-Board Products, Inc., a privately held manufacturer of corrugated cardboard products, and Twin-Star International, Inc., a privately held home furnishings manufacturer and a leading manufacturer of electric fireplaces and bathroom vanities. Mr. Templeton currently serves on the board of directors of Allegiance Security Group, a privately held security guard services business, and Avborne Heavy Maintenance, Inc., a privately held aircraft maintenance, repair, and overhaul provider. Mr. Templeton previously served as Chairman of the Board of Corvest Promotional Products, Inc., a privately held supplier of promotional products, which recently filed for Chapter 11 bankruptcy protection. Mr. Templeton received a Bachelor of Business Administration, magna cum laude, and a Masters of Business Administration from Stetson University.

James E. Minarik has served as our Chief Executive Officer since January 2001. From 1992 to December 2000, Mr. Minarik was employed by business units of the publicly traded and Japan-based Clarion Company Limited, a supplier of audio equipment to global car manufacturers and retailers, including as the Chief Executive Officer of Clarion Corporation of America from 1997 to December 2000. Mr. Minarik currently serves both as a member of the Board of Industry Leaders of the Consumer Electronics Association and as a governor of the Electronics Industry Alliance board. Mr. Minarik serves on the board of directors of Escort Inc., a privately held radar detector company. Mr. Minarik received both a Bachelors Degree and a Masters of Business Administration from the Pennsylvania State University.

Jon E. Elias has served as a director of our company since December 1999. Mr. Elias is a partner of Trivest Partners, L.P. and has served in various capacities with affiliates of Trivest Partners, L.P. since 1997. Mr. Elias currently serves as Chairman of the Board of Allegiance Security Group, a privately held security guard services business, and on the board of directors of Schoor DePalma, Inc., a privately held design and engineering firm, Box-Board Products, Inc., a privately held manufacturer of corrugated cardboard products, and Twin-Star International, Inc., a privately held home furnishings manufacturer and a leading manufacturer of electric fireplaces and bathroom vanities. Mr. Elias, a certified public accountant, received his Bachelor of Science, magna cum laude, from Boston College and his Masters of Business Administration from the Harvard Business School.

Congressman Darrell E. Issa has served as a director of our company since December 1999. Mr. Issa founded our company in 1982 and also served as President and Chief Executive Officer until December 2000. Mr. Issa was elected to Congress in 2000 and serves on the House Energy and Commerce Committee. Mr. Issa previously served on the Board of Governors for the Electronics Industry Alliance and

as Chairman of the Consumer Electronics Association. Mr. Issa attended Kent State University and Siena Heights College and earned a degree in business.

Andrew D. Robertson has served as a director of our company since January 2001. Mr. Robertson has served as the President of Robertson, LLC, a private mergers and acquisitions advisory firm, since February 2001. From 1991 until February 2001, Mr. Robertson served in various capacities for Merrill Lynch, culminating in his position as Managing Director of Mergers and Acquisitions in the Exclusive Sales Group, Investment Banking Division. Mr. Robertson holds a Bachelor of Arts from Westminster College, a Juris Doctor from Northwestern University Law School, and a Masters of Business Administration from Northern Illinois University.

Victor J. Orler has been a member of our board of directors since November 2005. Prior to retiring in September 2002, Mr. Orler was a Partner at Accenture Ltd, a public consulting firm, from 1990 to September 2002. Currently, Mr. Orler serves as a guest lecturer teaching financial analysis and shareholder value management for Accenture Ltd’s Management Training Program. Mr. Orler holds a Bachelor of Science degree in marketing from Pennsylvania State University and a Masters of Business Administration in finance and marketing from the University of Chicago.

S. James Spierer has been a member of our board of directors since November 2005. Until his retirement in April 2006, Mr. Spierer served as President and Chief Executive Officer of Jet Plastica Industries, Inc., a privately held manufacturer of plastic foodservice disposables and an affiliate of Trivest Partners, L.P., since 1987. Prior to that, Mr. Spierer held various positions with Exxon Mobil Corporation, a publicly traded petroleum and petrochemical company, for 18 years, serving most recently as Vice President of Planning and General Manager in the company’s plastics division. Mr. Spierer holds a Bachelor of Science in mathematics from Brooklyn College and a Master of Science from New York University.

Kevin B. McColgan has been a member of our board of directors since November 2005. Mr. McColgan has served as President and Chief Executive Officer of Corvest Promotional Products, Inc., a privately held supplier of promotional products, which recently filed for Chapter 11 bankruptcy protection, and an affiliate of Trivest Partners, L.P., since February 2005. Prior to that, he served as Chairman and Chief Executive Officer of Wellington Cordage, LLC, a privately held manufacturer and retailer of consumer and commercial cordage, from March 2004 to February 2005. Mr. McColgan previously served as President and Chief Executive Officer of Aero Products International, Inc., a privately held manufacturer of adjustable air mattresses and beds, from July 1997 to February 2004. Mr. McColgan holds a Bachelor of Arts in business economics from the State University of New York.

Edmond S. Thomas has been a member of our board of directors since November 2005. Mr. Thomas has served as President and Co-Chief Executive Officer of Tilly’s, Inc., a privately held men’s and women’s apparel retailer, since September 2005. Mr. Thomas also has served as Managing Partner of The Evans Thomas Company, LLC, a privately held consumer goods advisory firm, and AXIS Capital Fund I, LP, an investment fund, since 2000. Prior to that, Mr. Thomas served as President, Chief Operating Officer, and a director of The Wet Seal, Inc., a publicly traded women’s apparel retailer, from 1992 to 2000. Mr. Thomas is currently a member of the board of directors of Trans World Entertainment Corp., a publicly traded retailer of music, video, and video game products, and Comark, Inc., a privately held Canadian apparel retailer. Mr. Thomas is a certified public accountant and holds a Bachelor of Science degree in accounting from Villanova University.

There are no family relationships among any of our directors or executive officers.

Information Relating to Corporate Governance and the board of directors

Our board of directors has determined, after considering all the relevant facts and circumstances, that Messrs. Robertson, Orler, Spierer, McColgan, and Thomas are independent directors, as “independence” is defined by Nasdaq Stock Market listing standards and the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment. Mr. Minarik is an employee director;

Messrs. Templeton and Elias are not independent because of their relationships with Trivest Partners, L.P. and investment funds affiliated with Trivest Partners, L.P., which are collectively referred to in this proxy statement as “Trivest;” and Mr. Issa is not independent by virtue of his position with Greene Properties, Inc. See “Certain Relationships and Related Transactions” for a discussion of Trivest Partners, L.P. and Greene Properties, Inc.

Our bylaws authorize our board of directors to appoint among its members one or more committees, each consisting of one or more directors. Our board of directors has established an audit committee, a compensation committee, and a nominations committee, each consisting entirely of independent directors.

Our board of directors has adopted charters for the audit, compensation, and nominations committees describing the authority and responsibilities delegated to each committee by our board of directors. Our board of directors has also adopted a Code of Conduct and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website, at www.directed.com, the charters of our audit, compensation, and nominations committees; our Code of Conduct and our Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or Nasdaq Stock Market regulations. These documents are also available in print to any shareholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

We regularly schedule executive sessions at which independent directors meet without the presence or participation of management. The presiding director of such executive session rotates among the chairs of the audit committee, the compensation committee, and the nominations committee.

Interested parties may communicate with our board of directors or specific members of our board of directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the board of directors of Directed Electronics, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters are sent to the indicated directors.

The Audit Committee

The primary purpose of the audit committee, among other functions, is to assist our board of directors in the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditors’ qualifications and independence, and the performance of our internal audit function and our independent auditors. The primary responsibilities of the audit committee are set forth in its charter.

Our audit committee currently consists of Messrs. Thomas, Orler, and Robertson, each of whom is an independent director under Nasdaq Stock Market listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Our board of directors has determined that Mr. Thomas (whose background is detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Thomas serves as the chairman of the audit committee.

Compensation Committee

The primary responsibilities of the compensation committee, among other functions, is to review and approve corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers; evaluate the performance of our chief executive officer and other executive officers in light of those goals and objectives; and determine and approve the compensation level of our chief executive officer and other executive officers based on this evaluation.

As discussed in its charter, the compensation committee has the authority to discharge the responsibilities of our board of directors in establishing the compensation of our chief executive officer and other executive officers. Our chief executive officer provides input regarding compensation for executive officers other than himself. The compensation committee chairman reports the committee’s recommendations on executive compensation to our board of directors. The committee’s charter authorizes the committee to delegate any or all of its responsibilities to a subcommittee consisting solely of independent directors.

In discharging its responsibilities, the committee is empowered to investigate any matter of concern that it deems appropriate and has the sole authority, without seeking board approval, to retain outside consultants for this purpose, including the authority to approve any terms of retention. Additional information regarding the role of compensation consultants and executive officers in assisting our compensation committee in determining the amount or form of executive and director compensation may be found in “Executive Compensation — Compensation Discussion and Analysis” below.

Our compensation committee currently consists of Messrs. Robertson and Spierer, each of whom is an independent director of our company under Nasdaq Stock Market listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Mr. Robertson serves as the chairman of the compensation committee.

Nominations Committee

The principal duties and responsibilities of our nominations committee, which are discussed in detail in its charter, among other functions, is to identify candidates qualified to become members of our board of directors, consistent with criteria approved by our board of directors; select, or recommend that our board of directors select, the director nominees for the next annual meeting of shareholders; and oversee the selection and composition of committees of our board of directors.

The nominations committee will consider persons recommended by shareholders for inclusion as nominees for election to our board of directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our company’s secretary at the address listed herein. The nominations committee identifies and evaluates nominees for our board of directors, including nominees recommended by shareholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our board of directors.

Our nominations committee currently consists of Messrs. Orler and McColgan, each of whom is an independent director of our company under Nasdaq Stock Market listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Mr. Orler serves as the chairman of the nominations committee.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2006, our compensation committee consisted of Messrs. Robertson and Spierer, both independent directors (as defined in Rule 16b-3 under the Exchange Act). Neither committee member had any contractual or other relationship with our company during fiscal 2006.

Board and Committee Meetings

Our board of directors held a total of four meetings during the fiscal year ended December 31, 2006 and acted by written consent six times. The audit committee, compensation committee, and nominations committee met 14, 8, and 2 times in fiscal 2006, respectively. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our board of directors, and (ii) the total number of meetings held by all committees of our board of directors on which he was a member. We have adopted a policy encouraging each of our directors to attend each annual meeting of shareholders and, to the extent reasonably practicable, we regularly schedule a meeting of the board of directors on the same day as the annual meeting of shareholders. All of our directors attended our 2006 annual meeting of shareholders, except Mr. Issa.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the narrative and tables that follow.

Overview

Objectives of Compensation Program.  The objectives of our compensation program for our executive officers are to motivate and reward fairly those individuals who perform over time at or above the levels that we expect and to attract, as needed, individuals with the skills necessary to achieve our objectives. Our compensation program is also designed to reinforce a sense of ownership and urgency and to link rewards to measurable corporate and individual performance.

Our executive officers’ compensation currently has four primary components:

•	base compensation or salary;

•	annual cash bonuses under a performance-based cash incentive plan;

•	stock awards granted under our long-term incentive plan; and

•	employee benefits and perquisites.

Determination of Our Compensation Program.  We have recently reviewed our compensation program to ensure that our program was appropriate and competitive for our employees as we are now a publicly traded company. In 2006, we engaged Frederic W. Cooke & Co. to assist us in determining the appropriate elements and level of compensation for our executive officers. With the help of our compensation consultants, we reviewed two groups of companies. The first group consists of companies that, similar to us, focus their businesses on the manufacture and retailing of consumer electronics and are similar to us in revenue. This group consisted of Audiovox, Checkpoint Systems, Cobra Electric, Emerson Radio, Irobot, Lojack, Methode Electric, National Presto, Rockford Corp., Strattec Security, Tivo and Universal Electric. The second group is composed of companies that also recently had an initial public offering, including Accuride Corporation, Build-a-Bear Workshop, Inc., Caribou Coffee Company, Inc., Commercial Vehicle Group, Inc., CPI International, Inc., Crocs, Inc., FTD Group, Inc., Gander Mountain Company, Heartland Payment Systems, Inc. Herbalife Ltd., Inphonic, Inc., Interline Brands, Inc., iRobot Corporation, Jamdat Mobile, Inc., Kanbay International, Inc., Knoll, Inc., PGT, Inc., Prestige Brands Holdings, Inc., Smart Modular Technologies, Inc., Tempur-Pedic International, Inc., and Volcom, Inc. Through the evaluation of these two peer groups, we revised the elements and amount of compensation paid to our executive officers. We have renegotiated the employment agreement with our chief executive officer based on his prior employment agreement. Certain elements of our chief executive officer’s compensation, such as his base salary, benefits and perquisites, retirement plans and severance are based on the terms of his employment agreement.

Determining the Elements of Our Compensation Program.  We determined the elements of our compensation program based on the compensation programs of the two sets of peer companies we reviewed and the analysis and report prepared by our compensation consultant. We utilize base salary as the base amount necessary to compensate our executives and to help retain our executives in the competition for executive talent. We utilize cash bonuses to reward the achievement of annual company and personal performance goals. We grant stock options and performance-based vesting restricted stock units to reward our executive officers for superior corporate performance and, with respect to the performance-based vesting restricted stock units, the achievement of annual goals. In addition, we believe the grant of stock awards helps us to align the interests of our executive officers with the interests of our shareholders.

Determining the Amounts of Each Element of Our Compensation Program.  We targeted a total amount of compensation to be paid for each of our executive officer positions. We then determined the amount of each element based on our compensation objectives, compared our determinations of the amount for each element with our group of peer companies, and adjusted the amount for each element as we deemed necessary based on the comparison with the peer companies. Our compensation committee’s philosophy is to make a greater percentage of an employee’s compensation performance-based as he or she becomes more senior, with most of the compensation of our executive officers based on the achievement of performance goals. Our cash incentive program is based on the achievement of performance goals and at maximum performance levels can equal 2/3rds of our chief executive officer’s cash compensation, over half of the cash compensation of our chief financial officer, and at least 1/3rd of the cash compensation of our other executive officers. With respect to all of our named executive officers, about 85% of the value of their deferred share awards vest based on the achievement of corporate performance goals.

Role of Compensation Committee and CEO.  The compensation committee of our board of directors has primary responsibility for reviewing, approving, and determining the compensation of our executive officers. Annually, our compensation committee evaluates the performance of our chief executive officer and determines our chief executive officer’s compensation in light of the goals and objectives of the compensation program. Our chief executive officer and our compensation committee together annually assess the performance of the other named executives and determine their compensation, based on initial recommendations from our chief executive officer.

Role of Compensation Consultant.  We hired Frederic W. Cook & Co. to assist us in the design of our compensation programs as a publicly traded company. They provided us with the survey results and an analysis of our peer companies; they determined our position among the peer groups; they developed recommendations and guidelines for the structure of our compensation program; and they reviewed the overall compensation package and advised our compensation committee regarding the appropriateness of our compensation program.

Tax Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by the shareholders). Generally, while we seek to maximize the deduction of our executive officers, because we compensate our executive officers in a manner designed to promote our varying corporate goals, our compensation committee has not adopted a policy requiring all compensation to be deductible. For 2006, cash compensation paid to our chief executive officer exceeded the $1 million limit due to the timing of his cash bonuses for the 2005 and 2006 fiscal years.

Policies for Timing of Equity-Based Grants.  As a public company we schedule the grant of our company-wide equity compensation to occur annually after the announcement of our annual earnings. In the event that we hire a new executive officer, equity-based compensation may be granted at the discretion of our chief executive officer and our compensation committee.

Specific Components of Our Compensation Program

Base Salary.  Based on our evaluation of our peer companies and our compensation philosophy, we generally pay base salary at slightly below the median for our peer group. This is due to our emphasis on paying for performance, with the majority of our executive officers’ target compensation based on achievement of performance objectives.

Incentive Compensation.  Our incentive compensation is composed of a cash incentive compensation plan paid based on the achievement of annual and personal performance goals, stock options, which have value only if our value increases, and stock awards which vest on the achievement of company performance goals.

Annual Cash Incentive Awards.  We provide an annual cash incentive plan to all of our employees. We use a target bonus payment at about 75% of the median for our peer group. This is done because we want to emphasize pay for performance and in conjunction with the base salaries for our executive officers, which are generally slightly below median, we still provide for a competitive cash compensation package.

Annual cash incentive awards for our executive officers have a payment at target ranging from approximately 70% to 100% of base salary in 2006 and 2007.

Our 2006 executive officer incentive compensation plan was comprised of five targets, including earnings per share, operating income, revenue, stock performance, and individual performance objectives. Each of the performance criteria set forth below related to our company’s performance has a minimum threshold that must be met in order for our executives to receive incentive compensation. Once the threshold has been met, the amount of incentive compensation payable to an executive increases incrementally as the respective performance criteria increases. A description of these targets and the percentage of the maximum annual incentive compensation tied to each is as follows:

•	Earnings Per Share (EPS) — Thirty percent of the maximum annual incentive compensation payable to an executive is based on our company achieving consolidated EPS for 2006 in excess of actual EPS for the preceding fiscal year. The EPS threshold for the minimum payment of bonus for this criteria was a pro forma EPS of $0.90. The maximum EPS which would have paid the full 30% of the bonus was a pro forma EPS of $1.07. The actual pro forma EPS of $1.00 paid 44.4% of the maximum for this criteria.

•	Operating Income — Twenty percent of the maximum annual incentive compensation payable to an executive is based on our company achieving operating income for 2006 in excess of consolidated operating income for the preceding fiscal year. The operating income threshold for the minimum payment of bonus for this criteria was a pro forma operating income of $50.7 million. The maximum operating income which would have paid the full 20% of the bonus was a pro forma operating income of $58.4 million. The actual pro forma operating income of $55.7 million paid 62% of the maximum for this criteria.

•	Revenue — Twenty percent of the maximum annual incentive compensation payable to an executive is based on our company achieving revenue levels for 2006 in excess of revenue levels for the preceding fiscal year. Sixty percent of the revenue target is based on revenue derived from sales of security and entertainment products and 40% is based on revenue derived from sales of SIRIUS satellite radio products. The revenue thresholds for the minimum payment of bonus for this criteria were $191.1 million of revenue derived from security and entertainment product sales and $126 million of revenue derived from satellite radio product sales. The maximum revenues which would have paid the full 20% of the bonus were $202.0 million of revenue derived from security and entertainment product sales and $188 million of revenue derived from satellite radio product sales. The actual revenues of $200 million of revenue derived from security and entertainment product sales and $220 million of revenue derived from satellite radio product sales paid a blended 94% of the maximum for these criteria.

•	Stock Performance — Ten percent of the maximum annual incentive compensation payable to an executive is based on the performance of our stock for 2006 as compared to the Standard & Poor’s 500 Index. The stock performance criteria required that the company stock exceed the performance of the Standard & Poor’s 500 Index in order to earn any bonus payment. The company stock performance did not equal or exceed the performance of the Standard & Poor’s 500 Index and therefore no bonus was paid for this criteria.

•	Individual Performance — Twenty percent of the maximum annual incentive compensation payable to an executive is based on the executive’s individual performance, which is evaluated by either our chief executive officer or, for the performance of our chief executive officer, by the Chairman of our board of directors.

The 2007 executive officer incentive compensation plan has three targets, each relating to our company’s performance. The plan is comprised of an earnings before taxes component and two revenue targets. The earnings before taxes component accounts for 60% of the maximum annual incentive compensation payable to an executive and the two revenue targets account for an aggregate of 40%. A minimum bonus will be paid to executive officers if earnings before taxes is at least $40.03 million and a maximum bonus will be paid if earnings before taxes is equal to or more than $45.98 million. The revenue criteria require security and entertainment revenues of $329.3 million for the minimum payment and $340.5 million for the maximum payment. The satellite radio revenue criteria requires revenues of $156.0 million for the minimum payment and $212.0 million for the maximum payment.

Equity Compensation.  Currently, we grant both stock options and performance-based vesting restricted stock unit awards to our executive officers pursuant to the applicable terms of our 2005 incentive compensation plan.

Prior to our initial public offering, in December 2004 and early 2005, we entered into sale bonus agreements with 21 key employees, including our executive officers. These agreements were designed to provide an incentive to increase our value by making a payment upon certain liquidity events. We paid an aggregate of approximately $5.8 million and granted restricted stock unit awards for an aggregate of 897,748 shares of our common stock to the 21 key employees in exchange for the termination of the sale bonus agreements upon the closing of our initial public offering. The restricted stock unit awards were granted pursuant to the 2005 incentive compensation plan and deliver the shares annually over a three-year period following our initial public offering.

Our first grant of stock options and performance-based vesting restricted stock awards to our named executive officers was made in 2007. We have determined the total value of stock awards appropriate for each of our executive officers based on our peer group with a target value of about the 63rd percentile. We provide a mix of 2/3rds stock options and 1/3rd performance-based vesting restricted stock awards of grants based on the total value.

The stock options we grant vest over a four-year period, with 25% vesting on the first anniversary of the grant date and with monthly vesting thereafter. The stock options are all granted with an exercise price per share equal to the fair market value of our stock on the grant date.

The performance-based vesting restricted stock awards will vest based on the achievement of adjusted EPS goals. If adjusted EPS for the fiscal year ending December 31, 2007 is equal to or greater than $.95, as determined by our compensation committee, the participant shall vest in 100% of the restricted stock awards on the third anniversary of the grant date, subject to the participant’s continuous service through the third anniversary of the grant date. Adjusted EPS will be determined in accordance with Generally Accepted Accounting Principles, and subject to adjustment for certain litigation expenses and purchase accounting charges, and for other extraordinary items at the discretion of our compensation committee.

Benefits and Perquisites.  Our executive officers participate in the employee benefits that are available to all employees. In addition, we provide our chief executive officer pursuant to the terms of his employment agreement, with reimbursement for country club dues up to $10,000 and payment on the lease of an automobile and the expenses associated with upkeep of such automobile. We also provide whole life insurance policies on a split dollar arrangement to Messrs. Minarik, Busse, Rutledge, and Hirsberg.

Retirement Benefits.  We provide a 401(k) plan for the participation of our employees, including our executive officers. In addition, we provide each of our named executive officers, except for our chief financial officer, with retirement benefits in the form of deferred compensation pursuant to deferred compensation/salary continuation agreements, which amounts accrue for as long as the officer remains a full-time employee of our company. For our chief executive officer, we contribute $15,000 per year to his deferred compensation plan pursuant to the terms of his employment agreement. In 2006, we made matching contributions of $2,000 to the 401(k) plan on behalf of each of Messrs. Minarik, Morberg, Rutledge, and Hirshberg, and contributed $15,000, $2,137, $3,827, and $3,629 to the deferred savings plan of on behalf of Messrs. Minarik, Busse, Rutledge, and Hirshberg, respectively.

Severance and Change of Control Payments.  Our board of directors determined to provide our executive officers with severance and change of control arrangements in order to mitigate some of the risk that exists for our executive officers. These arrangements are intended to attract and retain qualified executives who have alternatives that may appear to them to be less risky absent these arrangements, and mitigate a potential disincentive for the executives to pursue and execute an acquisition of us, particularly where the services of these executive officers may not be required by the acquirer. For quantification of these severance and change of control benefits, please see the discussion under “Executive Compensation — Change in Control Severance Agreements” below.

Protecting the Company’s Interests.  We have proprietary information and inventions agreements with each of our executive officers that provide that the executive officer will keep our confidential information in strict confidence and that all inventions the executive officer develops during his employment with us will be the sole property of our company, and the executive officer will not compete with us or solicit any of our employees. These covenants are in effect during the executive officer’s employment with us and, with respect to the nonsolicit provision, for a period of one year after a termination of the executive officer’s employment with us. The confidential information provision does not expire after a termination of the executive officer’s service to us.

Tax and Accounting Considerations

Compliance with Internal Revenue Code Section 162(m).  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of any publicly held corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Prior to our initial public offering in December 2005, we were not subject to Section 162(m). We currently intend to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m). See “APPROVAL OF OUR 2005 INCENTIVE COMPENSATION PLAN FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE” in this proxy statement.

Statement of Financial Accounting Standards No. 123R.  We adopted SFAS No. 123R effective for the 2006 fiscal year. In determining equity compensation awards for 2006, we generally considered the potential expense of those programs under SFAS No. 123R and the impact of EPS. We concluded that the award levels were in the best interests of shareholders given competitive compensation practices among our peer companies, the awards’ potential expense, our performance, and the impact of the awards on employee motivation and retention.

REPORT OF THE
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Andrew D. Robertson, Chairman
S. James Spierer

SUMMARY COMPENSATION TABLE

The following table sets forth, for the periods indicated, the total compensation for services in all capacities to us received by our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers for the fiscal year ended December 31, 2006.

					Non-Equity
Name and				Stock	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus (1)	Awards (2)	Compensation (3)	Compensation (4)	Total

James E. Minarik	2006	$525,000	$105,000	—	$234,203	$41,456	$905,659
President, Chief Executive Officer, and Director
John D. Morberg	2006	$200,000	—	$75,008	$68,660	$2,000	$345,668
Vice President — Finance, Chief Financial Officer, and Treasurer (5)
Glenn R. Busse	2006	$215,000	$32,250	—	$71,875	$2,137	$321,262
Senior Vice President — Sales and Marketing
Mark E. Rutledge	2006	$190,004	$28,500	—	$63,517	$5,827	$287,848
Senior Vice President — Engineering and Product Development
Richard J. Hirshberg	2006	$190,000	$28,500	—	$63,517	$5,629	$287,646
Vice President — Internal Audit and Compliance

(1)	Amounts represent the portion of annual bonuses that was based on individual performance criteria, which bonuses were earned in fiscal 2006, but not paid until fiscal 2007.

(2)	The amount reflects the dollar amount recognized for financial reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R. Assumptions used in the calculation of this amount for the fiscal year ended December 31, 2006 are included in footnote 3 of our consolidated financial statements for the fiscal year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(3)	Amounts represent the portion of annual bonuses that was based on achievement of company performance criteria.

(4)	Amounts represent matching contributions to our 401(k) plan of $2,000 on behalf of Messrs Minarik, Morberg, Rutledge, and Hirshberg, and payments of $15,000, $2,137, $3,827, and $3,629 to Messrs. Minarik, Busse, Rutledge, and Hirshberg, respectively, pursuant to their deferred compensation/salary continuation agreements. The payments made pursuant to the deferred compensation/salary continuation agreements were used to pay the premiums on split dollar whole life insurance policies on behalf of the executives. The taxable portion of the premiums paid for the split dollar whole life insurance policies is computed based on Internal Revenue Service guidelines and totaled $5,914, $1,569, $2,386, and $286 for Messrs. Minarik, Busse, Rutledge, and Hirshberg, respectively. The policies purchased for Messrs. Minarik, Busse, Rutledge, and Hirshberg have face values of $1,847,000, $1,120,752, $2,362,498 and $101,731, respectively. In addition, our executive officers also received certain perquisites, the value of which did not exceed $10,000, except for Mr. Minarik, who received an automobile allowance of $17,976 and reimbursement of country club membership dues in the amount of $6,480.

(5)	Mr. Morberg became our Vice President — Finance, Chief Financial Officer, and Treasurer in September 2005 and served in such capacities until his resignation in January 2007.

GRANTS OF PLAN-BASED AWARDS

The following table shows the non-equity plan-based incentive award payments made to our named executive officers during fiscal 2006.

	Grants of Plan-Based Awards
		Estimated Future Payments Under
	Grant	Non-Equity Incentive Plan Awards
Name	Date	Target

James E. Minarik	12/31/06	$234,203
John D. Morberg	12/31/06	$68,660
Glenn R. Busse	12/31/06	$71,875
Mark E. Rutledge	12/31/06	$63,517
Richard J. Hirshberg	12/31/06	$63,517

For a description of the annual cash incentive compensation plan available to our named executive officers in fiscal 2006, please refer to the discussion above in “Executive Compensation — Compensation Discussion and Analysis.”

Employment Agreements

We amended and restated our employment agreement with Mr. Minarik in December 2006. Under this three-year agreement, Mr. Minarik receives an annual base salary of $550,000, which will increase by $25,000 per year so long as we achieve EBITDAM equal to or greater than our EBITDAM for the prior year. Mr. Minarik’s base salary will also be reviewed annually for additional merit increases and may, at the discretion of our board of directors, be increased at any time. Mr. Minarik is also eligible to earn an annual bonus under our executive bonus plan based upon the achievement of certain performance objectives established by the compensation committee of our board of directors, and to receive equity compensation as determined by our board of directors or compensation committee.

As part of Mr. Minarik’s compensation package, we will provide Mr. Minarik (i) the right to participate in all medical and hospitalization, group life insurance, retirement, and other fringe benefit plans as may from time to time be provided to our executives, (ii) up to four weeks paid vacation per year, (iii) reimbursement for reasonable business expenses and expenses incurred in attending trade association meetings and shows, (v) reimbursement for the cost of annual membership dues to one country club, not to exceed $10,000 annually, (vi) an annual year-end payment of $15,000 pursuant to a deferred compensation plan previously established for Mr. Minarik’s benefit, and (vii) the use of a car, the lease amount of which shall not exceed $1,500 per month, and reimbursement for certain expenses related thereto.

Pursuant to the amended and restated employment agreement, Mr. Minarik’s employment will continue until the first to occur of (i) January 1, 2010, (ii) Mr. Minarik’s voluntary resignation other than for “good reason” (as defined in the amended and restated employment agreement), (iii) our board of directors determines to terminate Mr. Minarik’s employment for “cause” (as defined in the amended and restated employment agreement), (iv) our board of directors determines that Mr. Minarik’s employment is no longer in the best interest of our company, (v) Mr. Minarik resigns for “good reason,” (vi) the date of Mr. Minarik’s death, or (vii) Mr. Minarik’s employment is terminated due to his “disability” (as defined in the amended and restated employment agreement).

If, as a result of or following a “change of control” (as defined in the amended and restated employment agreement), Mr. Minarik’s employment is terminated without cause or Mr. Minarik resigns for good reason, Mr. Minarik is entitled to receive his base salary for a period of 24 months from the date of termination or resignation. If Mr. Minarik’s employment is terminated without cause or Mr. Minarik resigns for good reason, in each case other than as a result of or following a change of control, Mr. Minarik is entitled to receive his base salary for a period of 12 months. If, after the third anniversary of the date of the amended and restated employment agreement, we and Mr. Minarik have not either extended his employment period or entered into a new employment agreement, we have agreed to pay Mr. Minarik his base salary for a period of 12 months. Additionally, during the period in which Mr. Minarik receives any severance payments under the amended and restated employment agreement, we will arrange to provide Mr. Minarik with benefits substantially similar to the life, disability, accident and group health insurance plans or other similar plans in which he was participating immediately prior to his termination.

We have no other written employment contracts with any of our executive officers, except for the change in control severance agreements and deferred compensation/salary continuation agreements described below. We do have, however, employment offer letters with certain of our executive officers, which contain general terms-and-conditions of employment. Such employment offer letters are similar to those given to non-executive employees. We offer our employees medical, dental, life, and disability insurance benefits. Our executive officers and other key personnel are eligible to receive incentive bonuses and are eligible to receive equity-related awards under our incentive compensation plan.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

The following table provides information with respect to outstanding unvested stock awards held by our named executive officers as of December 31, 2006. None of our named executive officers had stock options outstanding as of December 31, 2006.

Stock Awards
	Number of Shares or		Market Value of Shares
	Units of Stock That		or Units of Stock That
Name	Have Not Vested (#)		Have Not Vested ($)

James E. Minarik	—		—
John D. Morberg	9,375	(1)	$107,344
Glenn R. Busse	—		—
Mark E. Rutledge	—		—
Richard J. Hirshberg	—		—

(1)	On December 21, 2005, Mr. Morberg was granted 14,063 restricted stock units, which vest 1/3 on each of the first three anniversaries of the grant date. One-third of such restricted stock units were delivered in December 2006 and the remaining 9,375 restricted stock units were forfeited in January 2007 in connection with Mr. Morberg’s resignation from our company.

Fiscal 2006 Option Exercises and Vested Stock

During fiscal 2006, none of our named executive officers had stock options. The following table includes certain information with respect to restricted stock units held by our named executive officers that vested during the fiscal year ended December 31, 2006.

OPTION EXERCISES AND STOCK VESTED

Stock Awards
Number of Shares
	Acquired on	Value Realized
Name	Vesting (#)	on Vesting

James E. Minarik	—	—
John D. Morberg	4,688	$75,008
Glenn R. Busse	—	—
Mark E. Rutledge	—	—
Richard J. Hirshberg	—	—

POST-EMPLOYMENT COMPENSATION

Pension Benefits

We do not offer any defined benefit pension plans for any of our employees. We do have a 401(k) plan in which our employees may participate.

NONQUALIFIED DEFERRED COMPENSATION

We have entered into deferred compensation/salary continuation agreements with each of our named executive officers, except Mr. Morberg. These agreements were designed to provide these officers with retirement benefits in the form of deferred compensation, which amounts accrue for as long as the officer remains a full-time employee of our company. Under the agreements, for each year during which an executive officer remains a full-time employee of our company, we accrue as deferred compensation for that executive officer a set amount plus any additional amount we may elect to contribute. The amounts accrued are deposited into a deferred compensation account and, upon the executive officer’s retirement, we are obligated to pay the executive officer the balance of the deferred compensation account. The balance of the deferred compensation account will be paid in five annual installments commencing on January 1 of the year following an executive officer’s retirement. If an executive officer dies while employed by our company, we will pay that executive officer’s designated beneficiary over time a salary continuation benefit equal to the balance of the deferred compensation account. If we elect to purchase a life insurance policy on the life of the executive officer as part of the officer’s deferred compensation account and that officer dies while employed by our company, then the salary continuation benefit will be a lump sum benefit in the amount of the face value of such policy minus any premiums paid by us plus 8% of the value of such premiums. If an executive officer’s employment terminates for any reason other than death or retirement, that executive officer is entitled to a lump sum payment equal to the value of the deferred compensation account payable within 90 days of termination.

The following table includes certain information with respect to contributions made by us to our named executive officers pursuant to each of their deferred compensation/salary continuation agreements during the fiscal year ended December 31, 2006.

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Balance at
Name	Last FY	Last FY	Last FY	Last FYE

James E. Minarik	—	$15,000	—	$24,104
Glenn R. Busse	—	$2,137	—	$18,840
Mark E. Rutledge	—	$3,827	—	$12,764
Richard J. Hirshberg	—	$3,629	—	$20,677

Potential Payments Upon Termination or Change in Control

The tables below reflect the amount of compensation to certain of our named executive officers in the event of termination of such executive’s employment or a change in control. Other than as set forth below, no amounts will be paid to our named executive officers in the event of termination.

Restricted Stock Unit Award Agreements

In connection with the grant of restricted stock units to each of our named executive officers, we entered into restricted stock unit award agreements. All of the restricted stock units granted under the agreements were fully vested upon grant. Pursuant to these agreements, upon a change in control of our company, delivery of the shares underlying the restricted stock units will be accelerated and each officer will receive all shares underlying his restricted stock units that have not previously been delivered within 30 days after the consummation of the change in control. Assuming a change in control occurred on December 31, 2006, Messrs. Minarik, Busse, Rutledge, and Hirshberg would receive 431,987, 62,834, 62,834, 23,562 shares of our common stock, respectively, pursuant to each of their restricted stock unit award agreement. Based on a per share price of $11.45, which was the closing price of our common stock on December 29, 2006, the last trading day of fiscal 2006, the value of such shares of common stock deliverable to Messrs. Minarik, Busse, Rutledge, and Hirsberg was $4,946,251, $719,449, $719,449 and $269,785, respectively. Mr. Morberg’s restricted stock units were forfeited in connection with his resignation in January 2007.

Change in Control Severance Agreements

We have entered into change in control severance agreements with each of our named executive officers, except for Messrs. Minarik and Morberg. These agreements are designed to encourage these officers’ full attention and dedication to our company currently and in the event of any proposed change of control and provide these officers with individual financial security. Under the agreements, if, during the one-year period following a “change of control” (as defined in the change in control severance agreements), we terminate the officer’s employment without “cause,” we will continue to pay the officer’s base salary as in effect on the date of his change in control severance agreement for a period of 12 months following the date of the officer’s termination and provide health benefits for a period of up to 12 months following the officer’s termination.

Assuming a change in control of our company occurred on December 31, 2006 and each of our named executive officers was terminated within 12 months aggregate from the effective date of the change in control, our named executive officers would receive the following salaries and health benefits (paid over a period of 12 months) pursuant to their change in control severance agreements:

		Health and
Name	Salary	Other Benefits

Glenn R. Busse	$200,000	$10,285
Mark E. Rutledge	$165,000	$14,699
Richard J. Hirschberg	$180,000	$4,928

James E. Minarik

Pursuant to Mr. Minarik’s amended and restated employment agreement, if, as a result of or following a “change of control” (as defined in the amended and restated employment agreement), Mr. Minarik’s employment is terminated without cause or Mr. Minarik resigns for good reason, Mr. Minarik is entitled to receive his base salary for a period of 24 months from the date of termination or resignation. If Mr. Minarik’s employment is terminated without cause or Mr. Minarik resigns for good reason, in each case other than as a result of or following a change of control, Mr. Minarik is entitled to receive his base salary for a period of 12 months. If, after the third anniversary of the date of the amended and restated employment agreement, we and Mr. Minarik have not either extended his employment period or entered into a new employment agreement, we have agreed to pay Mr. Minarik his base salary for a period of 12 months. Additionally, during the period in which Mr. Minarik receives any severance payments under the amended and restated employment agreement, we will arrange to provide Mr. Minarik with benefits substantially similar to the life, disability, accident and group health insurance plans or other similar plans in which he was participating immediately prior to his termination.

The following table shows the potential payments owed to Mr. Minarik pursuant to his amended and restated employment agreement upon termination.

		Termination Without
	Termination Without	Cause or Voluntarily for	Termination Without
	Cause or Voluntarily for	Good Reason on	Extension of
	Good Reason on	12/31/06 Not	Employment
Executive Benefits and	12/31/06 Following	Following a Change	Agreement on
Payments Upon Separation	a Change of Control	of Control	January 1, 2010

Salary	$1,050,000	$525,000	$525,000
Health Benefits	$29,400	$14,700	$14,700
Automobile Benefits	$36,000	—	—

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we consider the amount of time that directors spend fulfilling their duties as a director, including committee assignments.

Cash Compensation Paid to Directors

We pay each independent director an annual retainer fee of $15,000, plus $1,000 for each board meeting attended, $1,000 for each audit committee meeting attended, and $500 for each other committee meeting attended, with all meeting fees reduced by 50% if attendance is by teleconference. The chairman of the audit committee receives an extra $10,000 per year over the standard independent director compensation and each other audit committee member receives an extra $5,000 per year. The chairman of the compensation committee receives an extra $10,000 per year over the standard independent director compensation and each other compensation committee member receives an extra $2,500 per year. The chairman of the nominations committee receives an extra $5,000 per year over the standard independent director compensation and each other nominations committee member receives an extra $2,500 per year. We also reimburse each director for travel and related expenses incurred in connection with attendance at board and committee meetings.

Stock-Based Compensation Paid to Directors

Each independent director received an automatic grant of options to acquire 10,000 shares of our common stock on the date of our initial public offering. Independent directors also receive an automatic grant of options to purchase 5,000 shares of our common stock at the time of the meeting of our board of directors held immediately following each annual meeting of shareholders. In March 2007, our independent directors each received a special grant of options to acquire 10,000 shares of our common stock in consideration for their service as board members. One-third of such options vest on the first, second, and third annual anniversary of the grant date.

DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation paid by us to independent directors for the fiscal year ended December 31, 2006. Messrs. Minarik, Templeton, Elias, and Issa do not receive any fees for membership on our board of directors.

	Fees Earned or		Option
Name	Paid in Cash		Awards (1)	Total

Andrew D. Robertson	$50,000	(2)	$41,188	$92,477
Victor J. Orler	$40,500		$41,188	$81,688
S. James Spierer	$29,000		$41,188	$70,188
Kevin B. McColgan	$25,000		$41,188	$66,188
Edmond S. Thomas	$38,000		$41,188	$79,188

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123R. As of December 31, 2006, each of Messrs. Robertson, Orler, Spierer, McColgan, and Thomas had 15,000 options outstanding.

(2)	Amount does not include a special fee of $59,500 paid in fiscal 2006 for board services rendered in fiscal 2005.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Our board of directors has appointed an audit committee, consisting of three directors. All of the members of the audit committee are “independent” of our company and management, as independence is defined in applicable rules of Nasdaq and the SEC.

The role of the audit committee is to assist our board of directors in the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditors’ qualifications and independence, and the performance of our internal audit function and our independent auditors. The primary responsibilities of the audit committee are set forth in its charter.

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements with management and our independent auditor. The audit committee discussed with our independent auditor the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communication with Audit Committees, as amended by SAS 89 and SAS 90, and Rule 2-07, Communication with Audit Committees, of Regulation S-X. This included a discussion of our independent auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee received from our independent auditor written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee. The audit committee also discussed with our independent auditor the auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by our independent auditor.

The audit committee discussed with our independent auditor the overall scope and plans for its audit. The audit committee met with our independent auditor, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting.

The audit committee has concluded that PricewaterhouseCoopers LLP is independent from our company and management. The audit committee has authorized the reappointment, subject to shareholder ratification, of PricewaterhouseCoopers LLP as the company’s auditor.

Based on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Our board of directors has adopted a written charter for the audit committee that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of the Nasdaq Stock Market.

The report has been furnished by the audit committee of our board of directors.

Edmond S. Thomas, Chairman
Victor J. Orler
Andrew D. Robertson

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10 percent of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% shareholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2006, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management and Advisory Agreement

Upon consummation of our initial public offering, we entered into an advisory agreement with Trivest Partners, L.P. The agreement provides that for each acquisition or disposition of any business operation by us that is introduced or negotiated by Trivest Partners, Trivest Partners will generally receive a fee of between 1% and 3% of the purchase price. In addition, we will pay Trivest Partners a fee of 1.5% of the amount of any equity or debt financing or refinancing negotiated by Trivest Partners. However, if we engage another financial advisor to provide services in connection with such an acquisition, disposition, or financing, the fees payable to Trivest Partners may be reduced to an amount (determined in good faith by our board of directors) that reflects the relative contribution of Trivest Partners. The agreement further provides that our obligation to pay financial advisory fees will terminate when affiliates of Trivest Partners, on a combined basis, own less than 20% of our outstanding voting securities. There will not be any fee payable to Trivest Partners in connection with such termination. In connection with our acquisition of Polk Holding Corp. in September 2006, we paid Trivest Partners an advisory fee of $1.7 million. Messrs. Templeton and Elias are each affiliated with Trivest Partners, which is also an affiliate of our largest shareholders.

Real Estate Lease Agreement

On July 14, 2003, we entered into a lease agreement for our headquarters facility with Greene Properties, Inc., a corporation owned by Darrell E. Issa, one of our current directors and our former owner. Under the lease agreement and an amendment to the lease dated March 31, 2006, we lease approximately 198,000 square feet of office and distribution space. The initial term of the amended lease expires December 31, 2016, and we have one five-year renewal option exercisable upon at least six months advance written notice of our election to exercise the option. Our current fixed monthly rent under the lease is approximately $161,000, plus 100% of the common area costs. We paid annual rent under the lease of $1.3 million, $1.6 million, and $1.3 million during the years ended December 31, 2004, 2005, and 2006, respectively.

Registration Rights Agreement

In connection with our purchase by Trivest in 1999, we entered into a registration rights agreement with Darrell E. Issa, one of our current directors and our former owner, as well as certain other shareholders that provided financing for that acquisition. In connection with our initial public offering, we entered into an amended and restated agreement pursuant to which Trivest became a party. The agreement provides that, if Mr. Issa, Trivest, or the other shareholders party to the agreement so request, we will register under the Securities Act of 1933, as amended, any shares of our common stock currently held or later acquired by Mr. Issa, Trivest, or the other shareholders. Mr. Issa, Trivest, and the other shareholders will also have the right to include the shares of our common stock that they own in registrations that we initiate on our own behalf or on behalf of other shareholders.

Other than set forth above, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000, and in which any director, executive officer, or holder of more than 5% of any class of our voting securities and members of such person’s family had or will have a direct or indirect material interest.

APPROVAL OF OUR 2005 INCENTIVE COMPENSATION PLAN FOR PURPOSES OF SECTION
162(m) OF THE INTERNAL REVENUE CODE

We are seeking approval of the material terms of our 2005 incentive compensation plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as Section 162(m). Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that the compensation exceeds $1 million for any covered employee. However, there is an exception from the $1 million tax deduction limitation for “performance-based” compensation. Certain awards granted under the incentive compensation plan can qualify as “performance-based” compensation if specific requirements are met.

Our board of directors adopted and our shareholders approved our incentive compensation plan on November 23, 2005 when we were a privately held company. Now that we are a publicly traded company, our incentive compensation plan must be approved by shareholders once again in order for us to receive the benefit of a potential tax deduction pursuant to Section 162(m).

No changes have been made to the terms of the incentive compensation plan and no additional shares are being requested. We are only requesting shareholder approval for purposes of a potential tax deduction under Section 162(m).

Shareholders are requested in this proposal to approve the incentive compensation plan for purposes of Section 162(m). The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the proposal. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Section 162(m) denies a deduction to any publicly held corporation for compensation paid to “covered employees” in a taxable year to the extent that compensation to any covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by our covered employees, could cause us to exceed this limitation in any particular year for one or more of our covered employees. For purposes of Section 162(m), the term “covered employee” means our chief executive officer and our four highest compensated officers as of the end of a taxable year, determined in accordance with federal securities laws.

Compensation that qualifies as “performance-based” compensation under Section 162(m) is exempt from the $1 million cap. The incentive compensation plan is being submitted to shareholders for approval in order to permit certain awards granted under the incentive compensation plan to covered employees to qualify as “performance-based” compensation. Prior to the date of the annual meeting, awards granted under the incentive compensation plan were exempt from Section 162(m) based upon a transition exemption for companies that have recently become public.

In accordance with U.S. Treasury regulations issued under Section 162(m), compensation attributable to a stock award granted under the incentive compensation plan will qualify as performance-based compensation if the award is granted by a committee of our board of directors consisting solely of “outside directors” (as defined under Section 162(m)), the stock award vests, is granted or is exercisable only upon the achievement (as certified in writing by the committee) of objective performance goals established in writing by the committee while the outcome is substantially uncertain, the maximum amount of compensation payable upon achievement of the performance goals is fixed and the material terms of the incentive compensation plan under which the award is granted are approved by shareholders. A stock option or stock appreciation right may be considered “performance-based” compensation if it meets the requirements described in the prior sentence or by meeting the following requirements: the incentive compensation plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the stock option or stock appreciation right is granted by the committee consisting solely of “outside directors,” the material terms of the plan are approved by the shareholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

A summary of the material terms of the incentive compensation plan, including the material terms for purposes of Section 162(m), is included below. In addition, the full text of the incentive compensation plan is included as Appendix A to this proxy statement.

Failure to approve the incentive compensation plan for purposes of Section 162(m) would mean that awards that could qualify as “performance-based” compensation under Section 162(m) may be granted under the incentive compensation plan to those employees subject to Section 162(m) with adverse tax consequences to our company. As a result, if the shareholders fail to approve the material terms of our incentive compensation plan for purposes of Section 162(m), our board of directors will determine whether any further awards that would qualify as performance-based compensation under Section 162(m) may be granted to those employees subject to Section 162(m). We believe that any such determination would limit our ability to provide incentive to valued executives.

Our Board Of Directors Recommends A Vote In Favor Of This Proposal

The essential features of the incentive compensation plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the incentive compensation plan. Shareholders are urged to read the actual text of the incentive compensation plan in its entirety, which is set forth as Appendix A to this proxy statement.

2005 Incentive Compensation Plan Summary

As mentioned above, our board of directors adopted and our shareholders approved our incentive compensation plan on November 23, 2005. The incentive compensation plan will terminate no later than (1) November 23, 2015, or (2) 10 years after the board approves an increase in the number of shares subject to the plan (so long as such increase is also approved by our shareholders). The incentive compensation plan provides for the grant of nonstatutory stock options, restricted stock awards, stock appreciation rights, phantom stock, dividend equivalents, other stock-related awards, and performance awards. Awards may be granted to employees, including officers, non-employee directors, and consultants.

Share Reserve

An aggregate of 2,750,000 shares of common stock have been reserved for issuance under the incentive compensation plan. As of April 20, 2007, 1,117,138 restricted stock units had been issued, options to purchase 472,500 shares of common stock had been granted under the incentive compensation plan, and 1,160,392 shares of common stock remained available for grant.

Certain types of shares issued under the incentive compensation plan may again become available for the grant of awards under the incentive compensation plan, including restricted stock that is repurchased or forfeited prior to it becoming fully vested; shares withheld for taxes; shares that are not issued in connection with an award, such as upon the exercise of a stock appreciation right; shares used to pay the exercise price of an option in a net exercise; and shares that are not issued because the award is settled in cash.

In addition, shares subject to stock awards that have expired or otherwise terminated without having been exercised in full may be subject to new equity awards. Shares issued under the incentive compensation plan may be previously unissued shares or reacquired shares bought on the market or otherwise.

Administration

Our board of directors has the authority to administer the incentive compensation plan as the plan administrator. However, our board of directors has the authority to delegate its authority as plan administrator to one or more committees, including its compensation committee. Subject to the terms of the incentive compensation plan, the plan administrator will determine recipients, grant dates, the numbers and types of equity awards to be granted, and the terms and conditions of the equity awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator will also determine the exercise price of options granted, the purchase price for rights to purchase restricted stock and, if applicable, phantom stock and the strike price for stock appreciation rights.

Grant Limits

To the extent that Section 162(m) applies to the incentive compensation plan, no participant will receive an award for more than 2,000,000 shares in any calendar year. In addition, no participant will receive a performance bonus for more than $5,000,000 per twelve-month period (as adjusted on a straight line basis for the actual length of the performance period).

Stock Options

Each stock option granted pursuant to the incentive compensation plan must be set forth in a stock option agreement. The plan administrator determines the terms of the stock options granted under the incentive compensation plan, including the exercise price, vesting schedule, the maximum term of the option and the period of time the option remains exercisable after the optionee’s termination of service. The exercise price of a stock option, however, may not be less than the fair market value of the stock on its grant date and the maximum term of a stock option may not be more than ten years. All options granted under the incentive compensation plan will be nonstatutory stock options.

Acceptable consideration for the purchase of common stock issued under the incentive compensation plan will be determined by the plan administrator and may include cash, common stock, a deferred payment arrangement, a broker assisted exercise, the net exercise of the option, and other legal consideration approved by the board of directors.

Generally, an optionee may not transfer a stock option other than by will or the laws of descent and distribution unless the stock option agreement provides otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee’s death.

Restricted Stock Awards

Restricted stock awards are granted pursuant to a restricted stock award agreement. The plan administrator determines the terms of the restricted stock award, including the purchase price, if any, for the restricted stock, and the vesting schedule, if any, for the restricted stock award. The plan administrator may grant shares fully vested as a bonus for the recipient’s past services performed for us. The purchase price for a restricted stock award may be payable in cash, the recipient’s past services performed for us, or any other form of legal consideration acceptable to our board of directors. Shares under a restricted stock award may not be transferred other than by will or by the laws of descent and distribution until they are fully vested or unless otherwise provided for in the restricted stock award agreement.

Stock Appreciation Rights

Each stock appreciation right granted pursuant to the incentive compensation plan must be set forth in a stock appreciation rights agreement. The plan administrator determines the terms of the stock appreciation rights granted under the incentive compensation plan, including the strike price, vesting schedule, the maximum term of the right and the period of time the right remains exercisable after the recipient’s termination of service.

Generally, the recipient of a stock appreciation right may not transfer the right other than by will or the laws of descent and distribution unless the stock appreciation rights agreement provides otherwise. However, the recipient of a stock appreciation right may designate a beneficiary who may exercise the right following the recipient’s death.

Stock Units

Stock unit awards are granted pursuant to stock unit award agreements. The plan administrator determines the terms of the stock unit award, including any performance or service requirements. A stock unit award may require the payment of at least par value. Payment of any purchase price may be made in cash, the recipient’s past services performed for us, or any other form of legal consideration acceptable to the board of directors. Rights to acquire shares under a stock unit award agreement may not be transferred other than by will or by the laws of descent and distribution unless otherwise provided in the stock unit award agreement.

Dividend Equivalents

Dividend equivalents are granted pursuant to a dividend equivalent award agreement. Dividend equivalents may be granted either alone or in connection with another award. The plan administrator determines the terms of the dividend equivalent award.

Bonus Stock

The plan administrator may grant stock as a bonus or in lieu of our obligations to pay cash or deliver other property under a compensatory arrangement with one of our service providers.

Other Stock-based Awards

The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award, the purchase price, if any, the timing of exercise and vesting, and any repurchase rights associated with such awards. Unless otherwise specifically provided for in the award agreement, such awards may not be transferred other than by will or by the laws of descent and distribution.

Performance Awards

The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions, including subjective individual goals, as may be specified by the plan administrator. In addition, the incentive compensation plan authorizes specific performance awards, to be granted to persons whom the plan administrator expects will, for the year in which a deduction arises, be “covered employees” (as defined below) so that such awards should qualify as “performance-based” compensation not subject to the limitation on tax deductibility by us under Section 162(m). For purposes of Section 162(m), the term “covered employee” means our chief executive officer and our four highest compensated officers as of the end of a taxable year determined in accordance with federal securities laws. If, and to the extent required under Section 162(m), any power or authority relating to a performance award intended to qualify under Section 162(m) is to be exercised by a committee which will qualify under Section 162(m), rather than our board of directors. We believe that our compensation committee qualifies for this role under Section 162(m).

Subject to the requirements of the incentive compensation plan, our compensation committee will determine performance award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement. One or more of the following business criteria based on our consolidated financial statements or those of our subsidiaries, divisions or business or geographical units will be used by our compensation committee in establishing performance goals for performance awards designed to comply with the performance-based compensation exception to Section 162(m): (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state, or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of or company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; and (13) debt reduction. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by our compensation committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to us. Our compensation committee shall exclude the impact of an event or occurrence which our compensation committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of our company or not within the reasonable control of our company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

Changes in Control

In the event of certain corporate transactions, all outstanding options and stock appreciation rights under the incentive compensation plan either will be assumed, continued, or substituted for by any surviving or acquiring entity. If the awards are not assumed, continued, or substituted for, then such awards shall become fully vested and, if applicable, fully exercisable and will terminate if not exercised prior to the effective date of the corporate transaction. In addition, at the time of the transaction, the plan administrator may accelerate the vesting of such equity awards or make a cash payment for the value of such equity awards in connection with the termination of such awards. Other forms of equity awards such as restricted stock awards may have their repurchase or forfeiture rights assigned to the surviving or acquiring entity. If such repurchase or forfeiture rights are not assigned, then such equity awards may become fully vested. The vesting and exercisability of certain equity awards may be accelerated on or following a change in control transaction if specifically provided in the respective award agreement.

Adjustments

In the event that certain corporate transactions or events (such as a stock split or merger) affects our common stock, our other securities or any other issuer such that the plan administrator determines an adjustment to be appropriate under the incentive compensation plan, then the plan administrator shall, in an equitable manner, substitute, exchange, or adjust (i) the number and kind of shares reserved under the incentive compensation plan, (ii) the number and kind of shares for the annual per person limitations, (iii) the number and kind of shares subject to outstanding awards, (iv) the exercise price, grant price, or purchase price relating to any award and/or make provision for payment of cash or other property in respect of any outstanding award, and (v) any other aspect of any award that the plan administrator determines to be appropriate.

Equity Compensation Plan Information

The following table sets forth information with respect to our common stock that has been authorized for issuance under our 2005 incentive compensation plan as of December 31, 2006.

(c)
	(a)		Number of
	Number of		Securities
	Securities to be	(b)	Remaining Available
	Issued Upon	Weighted-Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
Plan Category	and Rights	and Rights	Reflected in Column (a))

Equity Compensation Plans Approved By Shareholders	1,145,387	$14.96	1,604,613
Equity Compensation Plans Not Approved by Shareholders	—	—	—
Total	1,145,387		1,604,613

Plan Benefits

Benefits obtained by our employees under our 2005 incentive compensation plan are made on a discretionary basis by our compensation committee, which administers the plan. Accordingly, it is not possible to determine the benefits that will be received by our executive officers and our other employees under the incentive compensation plan in 2007. The table below shows, as to our named executive officers and the other individuals and groups indicated, the number of shares of our common stock subject to option grants, together with the weighted average option exercise price payable per share, made under the incentive compensation plan and the number of shares of restricted stock awarded under the incentive compensation plan during fiscal 2006.

Number of Shares
	Number of Shares	Weighted Average	Underlying
	Underlying Options	Option Exercise	Restricted Stock
Name and Position	Granted	Price per Share	Awards

James E. Minarik	—	—	—
President, Chief Executive Officer, and Director
John D. Morberg	—	—	—
Vice President — Finance, Chief Financial Officer, and Treasurer
Glenn R. Busse	—	—	—
Senior Vice President Sales and Marketing
Mark E. Rutledge	—	—	—
Senior Vice President — Engineering and Product Development
Richard J. Hirshberg	—	—	—
Vice President — Internal Audit and Compliance
All current executive officers as a group (11 persons)	30,000	$14.73	—
All current non-employee directors as a group (8 persons)	25,000	$13.16	—
All employees, including all current officers who are not executive officers, as a group (502 persons)	—	—	48,789

United States Federal Income Tax Information

The information set forth below is a summary only and does not purport to be complete. In addition, the information is based upon current federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award.

Nonqualified Stock Options

A participant will not recognize any taxable income at the time a nonqualified stock option, or NQSO, is granted or vests provided the exercise price is no less than the fair market value of the underlying shares on the grant date. However, upon exercise of a vested NQSO, the participant must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the participant’s exercise price. The included amount must be treated as ordinary income by the participant and will be subject to employment taxes and withholding by us if the participant is an employee. Upon resale of the shares by the participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss, taxable at a rate that depends upon the length of time the shares were held by the participant.

Stock Appreciation Rights

Assuming that a stock appreciation right, or SAR, is granted at an exercise price that is not less than the fair market value of the underlying shares on the grant date, a participant will not recognize any taxable income at the time a SAR is granted or when it vests. However, upon exercise of a vested SAR, the participant must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the participant’s exercise price. The included amount must be treated as ordinary income by the participant and, if the participant is an employee, will be subject to employment taxes and withholding by us. Upon resale of the shares issued to the participant at the time of exercise, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss, taxable at a rate that depends upon the length of time the shares were held by the participant.

Restricted Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the recipient is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock. If the recipient is an employee, any income recognized will be subject to employment taxes and withholding tax.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon resale of the shares by the recipient, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss, taxable at a rate that depends upon the length of time the shares were held by the recipient.

Stock Units

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, or an exception to Section 409A of the Code will recognize ordinary compensation income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may only be delivered upon one of the following events: a fixed calendar date, separation from service, death, disability or a change of control. If delivery occurs on another date, unless the stock units qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, there will be an additional twenty percent excise tax and interest on any taxes owed. In general a stock unit will qualify for an exception from Section 409A of the Code, if the stock is delivered within two and one-half months after the later of the end of the company’s or the participant’s tax year in which the stock units vested. If the recipient is an employee, any income recognized will be subject to employment taxes and withholding tax.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered. Upon resale of the shares by the recipient, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss, taxable at a rate that depends upon the length of time the shares were held by the recipient.

Performance Awards

Generally, the recipient of a performance award structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary compensation income at the time the award is settled and payment is delivered. For an award paid in our common stock, the compensation income is equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. For an award paid in cash, the compensation income is equal to the amount of cash paid. If the recipient is an employee, any income recognized will be subject to employment taxes and withholding tax.

For awards paid in our common stock, the recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered. Upon resale of the shares by the recipient, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss, taxable at a rate that depends upon the length of time the shares were held by the recipient.

Internal Revenue Code Section 162(m)

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. For purposes of Section 162(m) of the Code, the term “covered employee” means our chief executive officer and our four highest compensated officers as of the end of a taxable year as determined under federal securities laws. Further discussion of the impact of Section 162(m) of the Code on the incentive compensation plan is provided in under “APPROVAL OF OUR 2005 INCENTIVE COMPENSATION PLAN FOR PURPOSES OF SECTION 162(M) OF THE INTERNAL REVENUE CODE” in this proxy statement.

Internal Revenue Code Section 409A

At the present time, we intend to grant equity awards to participants which are either outside the scope of Section 409A of the Code or are exempted from the application of Section 409A of the Code. If the equity award is subject to Section 409A of the Code and the requirements of Section 409A of the Code are not met, participants may suffer adverse tax consequences with respect to the equity award. Such consequences may include taxation at the time of the vesting of the award, a 20% excise tax and interest on any deferred income.

Tax Treatment of our Company

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we generally will be entitled to a deduction in connection with the exercise of a NQSO or a SAR by a participant, the receipt by the participant of vested stock from a restricted stock award or the receipt of stock upon settlement of a stock unit award, performance share award or performance unit award, or the receipt of cash from a performance share award, performance unit award or cash bonus, to the extent that the participant recognizes ordinary income.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock on April 20, 2007, except as indicated, by (1) each director and each named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

	Shares
	Beneficially
Name of Beneficial Owner	Owned(1)	Percent(2)

Directors and Executive Officers:
James E. Minarik (3)	133,883	*
John D. Morberg	8,013	*
Glenn R. Busse	48,294	*
Mark E. Rutledge	42,263	*
Richard J. Hirshberg (4)	35,514	*
Troy D. Templeton (5)(6)	9,496,630	37.7%
Jon E. Elias (5)(6)	9,499,630	37.7%
Darrell E. Issa (7)	1,069,196	4.2%
Andrew D. Robertson (8)	11,200	*
Victor J. Orler (8)	20,250	*
S. James Spierer (8)	14,000	*
Kevin B. McColgan (8)	6,000	*
Edmond S. Thomas (8)	6,000	*
All directors and executive officers as a group (18 persons)	11,017,394	43.68%
5% Shareholders:
Trivest Funds (5)	9,496,630	37.7%
Massachusetts Mutual Life Insurance Company (9)	1,907,844	7.6%
FMR Corp. (10)	1,598,779	6.3%
Putnam Funds (11)	1,551,080	6.2%

*	Less than one percent.

(1)	Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property laws. Except as otherwise indicated, each person may be reached as follows: c/o Directed Electronics, Inc., 1 Viper Way, Vista, California 92081.

(2)	The percentages shown are calculated based on 25,199,036 shares of common stock outstanding on April 20, 2007. The numbers and percentages shown include the shares of common stock actually owned as of April 20, 2007 and the shares of common stock that the identified person had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person had the right to acquire within 60 days of April 20, 2007 upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by that person, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(3)	Includes 6,319 shares of our common stock held by the Delaware Charter Guarantee & Trust Co. TTE FBO James E. Minarik KEOGH.

(4)	Includes 22,164 shares of our common stock held by the Richard J. Hirshberg Trustee UDT January 29, 2005.

(5)	Represents shares of our common stock held by Trivest Fund II, Ltd.; Trivest Equity Partners II, Ltd.; Trivest Principals Fund II, Ltd.; Trivest-DEI GP, L.P.; Trivest Fund III, L.P.; Trivest Principals Fund III, L.P.; Trivest Equity Partners III, L.P.; and Trivest Fund Cayman III, L.P., all of which are affiliates and are referred to in this proxy statement collectively as the “Trivest Funds.” The address of each of the Trivest Funds is 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133.

(6)	Represents shares of our common stock held by the Trivest Funds, as described in note 5. Messrs. Templeton and Elias are each officers of certain of the Trivest Funds or their affiliates. Accordingly, Messrs. Templeton and Elias may be deemed to beneficially own the shares owned by the Trivest Funds. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The number of shares of our common stock held by Mr. Elias includes 3,000 shares owned by Mr. Elias directly for which he does not disclaim beneficial ownership. The address of each such person is c/o Trivest Partners, L.P., 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133.

(7)	Represents shares of our common stock held by the Issa Family Foundation. Mr. Darrell E. Issa exercises sole voting and dispositive power over all such shares. The address of the Issa Family Foundation is 1800 Thibodo Road, Suite 320, Vista, California 92081.

(8)	Includes 5,000 shares of common stock issuable upon exercise of vested stock options.

(9)	Represents shares of common stock held by Massachusetts Mutual Life Insurance Company. The following officers of Babson Capital Management, which acts as investment adviser for Massachusetts Mutual Life Insurance Company, exercise sole voting and dispositive power over all shares held by Massachusetts Mutual Life Insurance Company: Roger W. Crandall (Chairman), William F. Glavin, Jr. (President and CEO), David J. Brennan (Vice Chairman and Managing Director), Stephen L. Kuhn (General Counsel and Secretary), Rodney J. Dillman (Deputy General Counsel and Assistant Secretary), John E. Deitelbaum (Counsel and Assistant Secretary), John A. Anderson III (Counsel and Assistant Secretary), James E. Masur (CFO and Managing Director), Jan F. Jumet (Managing Director and Chief Compliance Officer), DeAnne Dupont (Treasurer, Controller, and Managing Director), Bernadette Clegg (Assistant Treasurer and Managing Director), Deborah L. Gatto (Assistant Treasurer), and other individuals holding the title of “Managing Director” from time to time. The address of Massachusetts Mutual Life Insurance Company is 1295 State Street, Springfield, Massachusetts 01111.

(10)	Represents shares of our common stock held by FMR Corp. Mr. Edward C. Johnson III and FMR Corp. each exercise sole voting and dispositive power over all such shares. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(11)	Represents shares of our common stock held by Marsh & McLennan Companies, Inc.; Putnam, LLC d/b/a Putnam Investments; Putnam Investment Management, LLC; and The Putnam Advisory Company, LLC, all of which are affiliates and are referred to in this proxy statement collectively as the “Putnam Funds.” Putnam Investment Management, LLC and The Putnam Advisory Company, LLC each have shared voting and dispositive power over all such shares. The address of each of the Putnam Funds is One Post Office Square, Boston, Massachusetts 02109.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On July 5, 2005, we retained PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements as of December 31, 2004 and for the year then ended, and to reaudit our consolidated financial statements as of December 31, 2003 and for each of the two years in the period then ended. Ernst & Young LLP had previously been engaged to audit our consolidated financial statements as of December 31, 2003 and for each of the four years in the period then ended. Ernst & Young LLP, however, concluded that it was not independent within the meaning of Rule 2-01(b) of Regulation S-X. The decision to dismiss Ernst & Young LLP was approved by our board of directors on May 12, 2005.

The reports of Ernst & Young LLP on our consolidated financial statements did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles, except that the report for the year ended December 31, 2002 was modified to disclose that we had restated our financial statements for the years ended December 31, 2000 and 2001. We had no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to its satisfaction, would have caused Ernst & Young LLP to make reference in connection with its opinion to the subject matter of the disagreement. During the fiscal years ended December 31, 2003 and 2004 and through July 5, 2005, there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K. We requested Ernst & Young LLP to furnish a letter addressed to the SEC stating whether Ernst & Young LLP agrees with the above statements made by us. A copy of this letter addressed to the SEC, dated August 24, 2005, is filed as Exhibit 16 to our Registration Statement on Form S-1 (File No. 333-127823), filed with the SEC on August 24, 2005.

During the fiscal years ended December 31, 2003 and 2004 and through our retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm in July 2005, we did not consult with PricewaterhouseCoopers LLP on matters that involved the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on our financial statements, or any other matter that was the subject of a disagreement or a reportable event.

Aggregate fees billed to our company for the fiscal years ended December 31, 2005 and 2006 by Ernst & Young LLP and PricewaterhouseCoopers LLP are as follows:

	Fiscal 2005	Fiscal 2006

Ernst & Young LLP
Audit Fees (1)	$314,283	—
Audit-Related Fees (2)	—	—
Tax Fees (3)	$377,021	—
All Other Fees	—	—
PricewaterhouseCoopers LLP
Audit Fees (1)	$1,822,092	$1,473,369
Audit-Related Fees (2)	—	$176,365
Tax Fees (3)	—	$100,765
All Other Fees	$2,470	$2,435

(1)	Represents fees associated with the annual audits, assistance with the review of documents filed with the SEC, and accounting consultations.

(2)	Represents fees associated with due diligence in connection with proposed or consummated business combinations.

(3)	Represents fees associated with assistance in tax compliance and tax-related consultation.

Audit Committee Pre-Approval Policies

The charter of our audit committee provides that the duties and responsibilities of our audit committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the audit committee. Unless otherwise specified by the audit committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The audit committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by our independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent it deems appropriate, the audit committee may delegate pre-approval authority to the chairman of the audit committee or any one or more other members of the audit committee provided that any member of the audit committee who has exercised any such delegation must report any such pre-approval decision to the audit committee at its next scheduled meeting. The audit committee will not delegate to management the pre-approval of services to be performed by the independent auditor.

Our audit committee requires that our independent auditor, in conjunction with our chief financial officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the audit committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by PricewaterhouseCoopers LLP described above under the captions “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were approved by our audit committee pursuant to our audit committee’s pre-approval policies or by our board of directors if such services were performed prior to the formation of the audit committee.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Any shareholder that wishes to present any proposal for shareholder action at the next annual meeting of shareholders to be held in 2008 must notify us at our principal offices no later than December 27, 2007, in order for the proposal to be included in our proxy statement and form of proxy relating to that meeting. Under our bylaws, shareholders must follow certain procedures to nominate persons for election as director or to introduce an item of business at an annual meeting of shareholders.

Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to shareholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during calendar 2008, except in circumstances where (i) we receive notice of the proposed matter no later than March 20, 2008 and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

Dated: April 27, 2007

Appendix A

Directed Electronics, Inc.

2005 Incentive Compensation Plan

(as amended through March 1, 2007)

1. Purpose.  The purpose of this 2005 Incentive Compensation Plan (the “Plan”) is to assist Directed Electronics, Inc., a Florida corporation (the “Company”) and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of shareholder value. The Plan is intended to qualify certain compensation awarded under the Plan for tax deductibility under Section 162(m) of the Code (as hereafter defined) to the extent deemed appropriate by the Plan Administrator (as hereafter defined).

2. Definitions.  For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof or in the respective Sections of the Plan.

(a) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules and regulations of any stock exchange upon which the Common Stock is listed and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

(b) “Award” means any award granted pursuant to the terms of this Plan including, an Option, Stock Appreciation Right, Restricted Stock, Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest, granted to a Participant under the Plan.

(c) “Award Agreement” means the written agreement evidencing an Award granted under the Plan.

(d) “Beneficiary” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Plan Administrator to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(e) “Beneficial Owner”, “Beneficially Owning” and “Beneficial Ownership” shall have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(f) “Board” means the Company’s Board of Directors.

(g) “Cause” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform his or her duties as assigned by the Company (or a Related Entity) in a reasonable manner, (ii) any material violation or material breach by the Participant of his or her employment, consulting or other similar agreement with the Company (or a Related Entity), if any, (iii) any violation or breach by the Participant of his or her confidential information and invention assignment, non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or a Related Entity, if any, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company (or a Related Entity), (v) any material violation or breach by the Participant of the Company’s or a Related Entity’s policy for employee conduct, if any, (vi) use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (vii) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. No act shall constitute Cause pursuant to this paragraph until the Company has provided the Participant with written notice of the specific act or acts that constitutes Cause and permitted the Participant a reasonable period of time, not in excess of fifteen (15) days to “cure” any such act(s) to the extent such act(s) are curable.

(h) “Change in Control” means and shall be deemed to have occurred on the earliest of the following dates:

(i) the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Existing Shareholders, obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Stock”);

(ii) the consummation of a merger, consolidation, reorganization or similar transaction other than a transaction: (1) in which substantially all of the holders of Company’s Voting Stock hold or receive directly or indirectly fifty percent (50%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the directors of the surviving corporation (or a parent company);

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, fifty percent (50%) or more of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date this Plan is adopted by the Board, are Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Directors; provided, however, that if the appointment or election (or nomination for election) of any new Director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

For purposes of determining whether a Change in Control has occurred, a transaction includes all transactions in a series of related transactions, and terms used in this definition but not defined are used as defined in the Plan. The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(j) “Committee” means a committee designated by the Board to administer the Plan with respect to at least a group of Employees, Directors or Consultants.

(k) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(l) “Continuous Service” means uninterrupted provision of services to the Company or any Related Entity in the capacity as either an officer, Employee, Director or Consultant. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in the capacity as either an officer, Employee, Director or Consultant or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in the capacity as either an officer, Employee, Director, Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(m) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale, lease, exclusive license or other disposition of a significant portion of the consolidated assets of the Company and its Subsidiaries, as determined by the Board in its discretion;

(ii) a sale or other disposition of more than twenty percent (20%) of the outstanding securities of the Company; or

(iii) a merger, consolidation, reorganization or similar transaction, whether or not the Company is the surviving corporation.

(n) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 7(d) of the Plan.

(o) “Director” means a member of the Board or the board of directors of any Related Entity.

(p) “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Plan Administrator.

(q) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(r) “Effective Date” means the effective date of this Plan, which shall be the date this Plan is adopted by the Board, subject to the approval of the shareholders of the Company.

(s) “Eligible Person” means each officer, Director, Employee or Consultant who provides services to the Company or any Related Entity. An Employee on leave of absence may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(t) “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(v) “Existing Shareholders” means the Trivest Funds and any other shareholder as of the day before the Company’s initial Registration Statement on Form S-1 is effective.

(w) “Fair Market Value” means the fair market value of Shares, Awards or other property as determined by the Plan Administrator, or under procedures established by the Plan Administrator.

Unless otherwise determined by the Plan Administrator, the Fair Market Value of a Share as of any given date, after which the Stock is publicly traded on a stock exchange or market, shall be the closing sale price per share reported on a consolidated basis for stock listed on the principal stock exchange or market on which the Stock is traded on such date; provided, however, that with respect to the determination of the Fair Market Value of a Share on the date that the Stock is first sold to the public in the initial public offering, the Fair Market Value per Share shall be the price at which Shares are first sold to the public as specified in the final prospectus for the initial public offering.

(x) “Good Reason” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Good Reason” shall have the equivalent meaning (or the same meaning as “good reason” or “for good reason”) set forth in any employment, consulting or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such definition in such agreement, such term shall mean (i) the assignment to the Participant of any duties inconsistent in any material respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as assigned by the Company or a Related Entity, or any other action by the Company (or a Related Entity) which results in a material diminution in such duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company (or a Related Entity) promptly after receipt of notice thereof given by the Participant; (ii) any failure by the Company (or a Related Entity) to comply with its obligations to the Participant as agreed upon, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company (or a Related Entity) promptly after receipt of notice thereof given by the Participant; (iii) the Company’s (or Related Entity’s) requiring the Participant to be based at any office or location more than fifty (50) miles from the location of employment as of the date of Award, except for travel reasonably required in the performance of the Participant’s responsibilities; (iv) any purported termination by the Company (or a Related Entity) of the Participant’s Continuous Service otherwise than for Cause as defined in Section 2(f), death, or by reason of the Participant’s Disability as defined in Section 2(o); or (v) any reduction in the Participant’s base salary.

(y) “Option” means a right granted to a Participant under Section 6(b) hereof, to purchase Stock or other property at a specified price during specified time periods. Any Option granted under the Plan is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code or any successor provision thereto.

(z) “Option Expiration Date” means the date of expiration of the Option’s maximum term as set forth in the Award Agreement evidencing such Option.

(aa) “Other Stock-Based Awards” means Awards granted to a Participant pursuant to Section 6(i) hereof.

(bb) “Parent” means any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing fifty percent (50%) or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

(cc) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(dd) “Performance Award” means a right, granted to an Eligible Person under Sections 6(h) and 7 hereof, to receive Awards based upon performance criteria specified by the Plan Administrator.

(ee) “Performance Period” means that period established by the Plan Administrator at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Plan Administrator with respect to such Award are to be measured.

(ff) “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 12(d) thereof.

(gg) “Plan Administrator” means the Board or any Committee delegated by the Board to administer the Plan. There may be different Plan Administrators with respect to different groups of Eligible Persons.

(hh) “Related Entity” means any Subsidiary and any business, corporation, partnership, limited liability company or other entity designated by the Plan Administrator in which the Company, a Parent or a Subsidiary, directly or indirectly, holds a substantial ownership interest.

(ii) “Restricted Stock” means Stock granted to a Participant under Section 6(d) hereof, that is subject to certain restrictions, including a risk of forfeiture.

(jj) “Rule 16b-3” and “Rule 16a-1(c)(3)” means Rule 16b-3 and Rule 16a-1(c)(3), as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(kk) “Share” means a share of the Company’s Common Stock, and the share of such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 10(c) hereof.

(ll) “Stock” means the Company’s Common Stock, and such other securities as may be substituted (or resubstituted) for the Company’s Common Stock pursuant to Section 10(c) hereof.

(mm) “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 6(c) hereof.

(nn) “Stock Unit” means a right, granted to a Participant pursuant to Section 6(e) hereof, to receive Shares, cash or a combination thereof at the end of a specified period of time.

(oo) “Subsidiary” means any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(pp) “Trivest Funds” means Trivest Fund II, Ltd., Trivest Equity Partners II, Ltd., Trivest Principals Fund II, Ltd., Trivest-DEI Co-Investment Fund, Ltd., Trivest Fund III, L.P., Trivest Principals Fund III, L.P., Trivest Equity Partners III, L.P. and Trivest Fund Cayman III, L.P., and any of their affiliates.

3. Administration.

(a) Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(b).

(b) Delegation to Committee.

(i) General. The Board may delegate administration of the Plan to a Committee or Committees, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(ii) Section 162(m) and Rule 16b-3 Compliance.  In the discretion of the Board, the Committee may consist solely of two or more “Outside Directors”, in accordance with

Section 162(m) of the Code, and/or solely of two or more “Non-Employee Directors”, in accordance with Rule 16b-3. In addition, the Board or the Committee may delegate to a committee the authority to grant Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award, (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (c) not then subject to Section 16 of the Exchange Act.

(c) Powers of the Plan Administrator.  The Plan Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted; what type or combination of types of Award shall be granted; the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares or cash pursuant to an Award; and the number of Shares or amount of cash with respect to which an Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Plan Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan or an Award as provided in Section 10(e).

(iv) To terminate or suspend the Plan as provided in Section 10(e).

(v) To effect, at any time and from time to time, with the consent of any adversely affected Participant, (1) the reduction of the exercise price of any outstanding Award under the Plan, if any, (2) the cancellation of any outstanding Award and the grant in substitution therefor of (A) a new Award under the Plan or another equity plan of the Company covering the same or a different number of Shares, (B) cash and/or (C) other valuable consideration (as determined by the Plan Administrator, in its sole discretion), or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(vi) To adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(vii) To make all determinations required under the Plan or any Award Agreements thereunder, including, but not limited to, the determination if there has been a Change in Control, a Corporate Transaction, whether a termination of Continuous Service was for Cause or for Good Reason and whether a Participant is precluded from selling the Shares subject to an Award by federal or state securities laws or by agreement.

(viii) Generally, to exercise such powers and to perform such acts as the Plan Administrator deems necessary or appropriate to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(d) Effect of Plan Administrator’s Decision.  All determinations, interpretations and constructions made by the Plan Administrator in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(e) Arbitration.  Any dispute or claim concerning any Award granted (or not granted) pursuant to the Plan or any disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding and confidential arbitration conducted pursuant to the rules of JAMS,

Inc. (“JAMS”) in the nearest city in which JAMS conducts business to the city in which the Participant is employed by the Company. The Company shall pay all arbitration fees. In addition to any other relief, the arbitrator may award to the prevailing party recovery of its attorneys’ fees and costs. By accepting an Award, the Participant and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

(f) Limitation of Liability.  The Plan Administrator, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Plan Administrator, and any officer or Employee acting at the direction or on behalf of the Plan Administrator, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Shares Issuable Under the Plan.

(a) Limitation on Overall Number of Shares Available for Issuance Under the Plan.  Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares that may be issued in connection with Awards under the Plan shall not exceed in the aggregate 2,750,000 Shares. Any Shares issued under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury shares.

(b) Availability of Shares Not Issued Pursuant to Awards.

(i) If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for Awards under the Plan, subject to Section 4(b)(iv) below.

(ii) If any Shares issued pursuant to an Award are forfeited back to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then such forfeited or repurchased Shares shall revert to and again become available for issuance under the Plan, subject to Section 4(b)(iv) below.

(iii) In the event that any Option or other Award is exercised by the withholding of Shares from the Award by the Company, or withholding tax liabilities arising from such Option or other Award are satisfied by the withholding of Shares from the Award by the Company, then only the net number of Shares actually issued to the Participant, excluding the Shares withheld, shall be counted as issued for purposes of determining the maximum number of Shares available for grant under the Plan, subject to Section 4(b)(iv) below.

(c) Application of Limitations.  The limitation contained in this Section 4 shall apply not only to Awards that are settled by the delivery of Shares but also to Awards relating to Shares but settled only in cash (such as cash-only Stock Appreciation Rights). The Plan Administrator may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and may make adjustments if the number of Shares actually delivered differs from the number of shares previously counted in connection with an Award.

(5) Eligibility; Per-Person Award Limitations.  Awards may be granted under the Plan only to Eligible Persons. Subject to adjustment as provided in Section 10(c), for each fiscal year in which awards granted under the Plan are subject to the requirements of Section 162(m) of the Code, an Eligible Person may not be granted Awards under which more than 2,000,000 Shares could be received by the Participant.

In addition, the maximum dollar value payable to any one Participant with respect to Performance Units is $5,000,000 per each twelve (12) month period in a Performance Period (pro-rated on a straight-line basis for any Performance Period that is greater than or less than twelve (12) months in length).

6. Terms of Awards.

(a) General.  Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Plan Administrator may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Plan Administrator shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. The Plan Administrator shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan.

(b) Options.  The Plan Administrator is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i) Stock Option Agreement.  Each grant of an Option shall be evidenced by an Award Agreement. Such Award Agreement shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Plan Administrator deems appropriate for inclusion in the Award Agreement. The provisions of the various Award Agreements entered into under the Plan need not be identical.

(ii) Number of Shares.  Each Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 10(c) hereof. The Award Agreement shall also specify that the Option is not intended to be an “incentive stock option” as such term is defined under Section 422 of the Code.

(iii) Exercise Price.  Each Award Agreement shall state the price at which Shares subject to the Option may be purchased (the “Exercise Price”), which shall be, determined in the sole discretion of the Plan Administrator; provided, however, that the Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value of the Stock on the date of grant. Notwithstanding any other provision of the Plan, all Options shall be structured to avoid the imposition of any excise tax under Section 409A of the Code, unless otherwise specifically determined by the Plan Administrator.

(iv) Time and Method of Exercise.  The Plan Administrator shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including, in the discretion of the Plan Administrator, a cashless exercise procedure), the form of such payment, including, without limitation, cash, Stock, net exercise, other Awards or awards granted under other plans of the Company or a Related Entity, other property (including notes or other contractual obligations of Participants to make payment on a deferred basis) or any other form of consideration legally permissible, and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants.

(v) Termination of Service.  Subject to earlier termination of the Option as otherwise provided in the Plan and unless otherwise specifically provided by the Plan Administrator with respect to an Option and set forth in the Award Agreement, an Option shall be exercisable after a Participant’s termination of Continuous Service only during the applicable time period determined in accordance with this Section and thereafter shall terminate and no longer be exercisable:

(A) Death or Disability.  If the Participant’s Continuous Service terminates because of the death or Disability of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Continuous Service terminated, may be exercised by the Participant (or the Participant’s legal representative or estate) at any time prior to the expiration of twelve (12) months (or such other period of time as determined by the Plan Administrator, in its discretion) after the date on which the Participant’s Continuous Service terminated, but in any event only with respect to the vested portion of the Option and no later than the Option Expiration Date.

(B) Termination for Cause.  Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Continuous Service is terminated for Cause, the Option shall terminate and cease to be exercisable immediately upon such termination of Continuous Service.

(C) Other Termination of Service.  If the Participant’s Continuous Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable by the Participant on the date on which the Participant’s Continuous Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer period of time as determined by the Plan Administrator, in its discretion) after the date on which the Participant’s Continuous Service terminated, but in any event only with respect to the vested portion of the Option and no later than the Option Expiration Date.

(D) Extension for Securities Law Violations.  Notwithstanding the other provisions of this Section 6(b)(v) above and contingent upon this provision not adversely affecting the exemption of the Option from the provisions of Section 409A of the Code, if the Participant’s Continuous Service terminates for any reason, except Cause, and the Participant is precluded by federal or state securities laws from selling the Shares, so that the Participant has less than a thirty (30) day period from the termination of Participant’s Continuous Service to the expiration date of the Option in which the Participant would be permitted by federal or state securities laws to sell the Shares, then the period for exercising the Option following the termination of Participant’s Continuous Service shall automatically be extended by an additional period of up to thirty (30) days measured from the date the Participant is first free to sell Shares; provided, however, that in no event shall the Option be exercisable after the specified Option Expiration Date. The determination of whether the Participant is precluded from selling the Shares subject to the Option by federal or state securities laws shall be made by the Plan Administrator and such determination shall be final, binding and conclusive.

(c) Stock Appreciation Rights.  The Plan Administrator is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(i) Agreement.  Each grant of a Stock Appreciation Right shall be evidenced by an Award Agreement. Such Award Agreement shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Plan Administrator deems appropriate for inclusion in the Award Agreement. The provisions of the various Award Agreements entered into under the Plan need not be identical.

(ii) Right to Payment.  A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of stock on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Plan Administrator.

(iii) Other Terms.  The Plan Administrator shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the form of payment upon exercise of Shares, cash or other property, the method of exercise, method of settlement, form of consideration payable in settlement (either cash, Shares or other property), method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right. Stock Appreciation Rights may be either freestanding or in tandem with other Awards. Notwithstanding any other provision of the Plan, unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Plan Administrator, each Stock Appreciation Right shall be structured to avoid the imposition of any excise tax under Section 409A of the Code.

(d) Restricted Stock.  The Plan Administrator is authorized to grant Restricted Stock to any Eligible Person on the following terms and conditions:

(i) Grant and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Plan Administrator may impose, or as otherwise provided in this Plan. The terms of any Restricted Stock grant under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Plan Administrator may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Plan Administrator). During the restricted period applicable to the Restricted Stock, subject to Section 10(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Forfeiture.  Except as otherwise determined by the Plan Administrator, upon termination of a Participant’s Continuous Service during the applicable restriction period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited to or reacquired by the Company; provided that the Plan Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Plan Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii) Certificates for Shares.  Restricted Stock granted under the Plan may be evidenced in such manner as the Plan Administrator shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Plan Administrator may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, that the certificates be kept with an escrow agent and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits.  As a condition to the grant of an Award of Restricted Stock, the Plan Administrator may require or permit a Participant to elect that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Unless otherwise determined by the Plan Administrator, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

(e) Stock Units.  The Plan Administrator is authorized to grant Stock Units to Participants, which are rights to receive Shares, cash or other property, or a combination thereof at the end of a specified time period, subject to the following terms and conditions:

(i) Award and Restrictions.  Satisfaction of an Award of Stock Units shall occur upon expiration of the time period specified for such Stock Units by the Plan Administrator (or, if permitted by the Plan Administrator, as elected by the Participant). In addition, Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Plan Administrator may impose, if any, which restrictions may lapse at the expiration of the time period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Plan Administrator may determine. The terms of an Award of Stock Units shall be set forth in a written Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan. Stock Units may be satisfied by delivery of Stock, cash equal to the Fair Market Value of the specified number of Shares covered by the Stock Units, or a combination thereof, as determined by the Plan Administrator at the date of grant or thereafter. Prior to satisfaction of an Award of Stock Units, an Award of Stock Units carries no voting or dividend or other rights associated with share ownership. Notwithstanding any other provision of the Plan, unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Plan Administrator, each Stock Unit shall be structured to avoid the imposition of any excise tax under Section 409A of the Code.

(ii) Forfeiture.  Except as otherwise determined by the Plan Administrator, upon termination of a Participant’s Continuous Service during the applicable time period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Stock Units), the Participant’s Stock Units (other than those Stock Units subject to deferral at the election of the Participant) shall be forfeited; provided that the Plan Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Stock Units shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Plan Administrator may in other cases waive in whole or in part the forfeiture of Stock Units.

(iii) Dividend Equivalents.  Unless otherwise determined by the Plan Administrator at date of grant, any Dividend Equivalents that are granted with respect to any Award of Stock Units shall be either (A) paid with respect to such Stock Units at the dividend payment date in cash or in Shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Stock Units and the amount or value thereof automatically deemed reinvested in additional Stock Units, other Awards or other investment vehicles, as the Plan Administrator shall determine or permit the Participant to elect.

(f) Bonus Stock and Awards in Lieu of Obligations.  The Plan Administrator is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of Company obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Plan Administrator to the extent necessary to ensure that acquisitions of Stock or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Plan Administrator.

(g) Dividend Equivalents.  The Plan Administrator is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The terms of an Award of Dividend Equivalents shall be set forth in a written Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan. The Plan Administrator may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Plan Administrator may specify. Notwithstanding any other provision of the Plan, unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Plan Administrator, each Dividend Equivalent shall be structured to avoid the imposition of any excise tax under Section 409A of the Code.

(h) Performance Awards.  The Plan Administrator is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, other property, or other Awards, on terms and conditions established by the Plan Administrator, subject to the provisions of Section 7 if and to the extent that the Plan Administrator shall, in its sole discretion, determine that an Award shall be subject to those provisions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Plan Administrator upon the grant of each Performance Award. Except as provided in this Plan or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Plan Administrator and may be based upon the criteria set forth in Section 7(b), or in the case of an Award that the Plan Administrator determines shall not be subject to Section 7 hereof, any other criteria that the Plan Administrator, in its sole discretion, shall determine should be used for that purpose. The amount of the Award to be distributed shall be conclusively determined by the Plan Administrator. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Plan Administrator, on a deferred basis.

(i) Other Stock-Based Awards.  The Plan Administrator is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Plan Administrator to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Plan Administrator, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Related Entities or business units. The Plan Administrator shall determine the terms and conditions of such Awards. The terms of any Award pursuant to this Section shall be set forth in a written Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration (including without limitation loans from the Company or a Related Entity), paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards or other property, as the Plan Administrator shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h). Notwithstanding any other provision of the Plan, unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Plan Administrator, each Award shall be structured to avoid the imposition of any excise tax under Section 409A of the Code.

7. Tax Qualified Performance Awards.

(a) Covered Employees.  A Committee, composed in compliance with the requirements of Section 162(m) of the Code, in its discretion, may determine at the time an Award is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, that the provisions of this Section 7 shall be applicable to such Award.

(b) Performance Criteria.  If an Award is subject to this Section 7, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; and (13) debt reduction. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. The Committee shall exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

(c) Performance Period; Timing For Establishing Performance Goals.  Achievement of performance goals in respect of such Performance Awards shall be measured over a Performance Period no shorter than twelve (12) months and no longer than five (5) years, as specified by the Committee. Performance goals shall be established not later than ninety (90) days after the beginning of any Performance Period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(d) Adjustments.  The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 7, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 7. The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

(e) Committee Certification.  No Participant shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as “performance based compensation” under Section 162(m) of the Code.

8. Certain Provisions Applicable to Awards or Sales.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Plan Administrator, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Plan Administrator shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity.

(b) Form and Timing of Payment Under Awards; Deferrals.  Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Plan Administrator shall determine, including, without limitation, cash, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Plan Administrator or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Plan Administrator (subject to Section 10(g) of the Plan) or permitted at the election of the Participant on terms and conditions established by the Plan Administrator. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(c) Exemptions from Section 16(b) Liability.  It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 or Rule 16a-1(c)(3) to the extent necessary to ensure that neither the grant of any Awards to nor other transaction by a Participant who is subject to Section 16 of the Exchange Act is subject to liability under Section 16(b) thereof (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 or Rule 16a-1(c)(3) as then applicable to any such transaction, such provision will be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 or Rule 16a-1(c)(3) so that such Participant shall avoid liability under Section 16(b).

(d) Code Section 409A.  If and to the extent that the Plan Administrator believes that any Awards may constitute a “nonqualified deferred compensation plan” under Section 409A of the Code, the terms and conditions set forth in the Award Agreement for that Award shall be drafted in a manner that is intended to comply with, and shall be interpreted in a manner consistent with, the applicable requirements of Section 409A of the Code, unless otherwise agreed to in writing by the Participant and the Company.

(9) Change in Control; Corporate Transaction.

(a) Change in Control.

(i) The Plan Administrator may, in its discretion, accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any Award, including upon a Change in Control. In addition, the Plan Administrator may provide in an Award Agreement that the performance goals relating to any Award will be deemed to have been met upon the occurrence of any Change in Control.

(ii) In addition to the terms of Sections 9(a)(i) above, the effect of a “change in control,” may be provided (1) in an employment, compensation, or severance agreement, if any, between the Company or any Related Entity and the Participant, relating to the Participant’s employment, compensation, or severance with or from the Company or such Related Entity, or (2) in the Award Agreement.

(b) Corporate Transactions.  In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (together, the “Successor Corporation”) may either (i) assume any or all Awards outstanding under the Plan; (ii) continue any or all Awards outstanding under the Plan; or (iii) substitute similar stock awards for outstanding Awards (it being understood that similar awards include, but are not limited to, awards to acquire the same consideration paid to the shareholders or the Company, as the case may be, pursuant to the Corporate Transaction). In the event that any Successor Corporation does not assume or continue any or all such outstanding Awards or substitute similar stock awards for such outstanding Awards, then with respect to Awards that have been not assumed, continued or substituted, then such Awards shall terminate if not exercised (if applicable) at or prior to such effective time (contingent upon the effectiveness of the Corporate Transaction).

In the event that the Successor Corporation in a Corporate Transaction refuses to assume, continue or substitute for an Award, then the Award shall fully vest and be exercisable (if applicable) as to all of the Shares subject to such Award, including Shares as to which such Award would not otherwise be vested or, if applicable, exercisable. If an Award becomes fully vested and, if applicable, exercisable in lieu of assumption, continuation or substitution in the event of a Corporate Transaction, the Plan Administrator shall notify the Participant in writing or electronically at least five (5) business days prior to the effective time of the Corporate Transaction that the Award shall be fully vested and, if applicable, exercisable immediately prior to and contingent upon the effective time of the Corporate Transaction. For the purposes of this Section, an Award shall be considered assumed or substituted if, following the Corporate Transaction, the assumed or substituted award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Corporate Transaction, the consideration (whether stock, cash, or other securities or property) received in the Corporate Transaction by holders of Stock for each Share held on the effective time of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Corporate Transaction is not solely common stock of the Successor Corporation, the Plan Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received from the Award (or, if applicable, upon the exercise of the Award), for each Share subject to the Award, to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Stock in the Corporate Transaction. An Award shall be considered continued if the Award continues in accordance with its terms and continues to be for same number of Shares as prior to the Corporate Transaction. The Plan Administrator, in its sole discretion, shall determine whether each Award has been assumed, continued, substituted or terminated pursuant to the terms of this Section.

The Plan Administrator, in its discretion and without the consent of any Participant, may (but is not obligated to) either (i) accelerate the vesting of any Awards (and, if applicable, the time at which such Awards may be exercised) in full or as to some percentage of the Award to a date prior to the effective time of such Corporate Transaction as the Plan Administrator shall determine (contingent upon the effectiveness of the Corporate Transaction) or (ii) provide for a cash payment in exchange for the termination of an Award or any portion thereof where such cash payment is equal to the Fair Market Value of the Shares that the Participant would receive if the Award were fully vested and exercised (if applicable) as of such date (less any applicable exercise price).

Notwithstanding the foregoing, with respect to Restricted Stock and any other Award granted under the Plan where the Company has any forfeiture, reacquisition or repurchase rights, the forfeiture, reacquisition or repurchase rights for such Awards may be assigned by the Company to the Successor Corporation (or the Successor Corporation’s parent company) in connection with such Corporate Transaction. In the event any such rights are not continued or assigned to the Successor

Corporation, then such rights shall lapse and the Award shall be fully vested as of the effective time of the Corporate Transaction. In addition, the Plan Administrator, in its discretion, may (but is not obligated to) provide that any forfeiture, reacquisition or repurchase rights held by the Company with respect to any such Awards shall lapse in whole or in part (contingent upon the effectiveness of the Corporate Transaction).

(c) Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, then all outstanding Awards shall terminate immediately prior to the completion of such dissolution or liquidation, and Shares subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such stock is still in Continuous Service.

10. General Provisions.

(a) Compliance With Legal and Other Requirements.  The Company may, to the extent deemed necessary or advisable by the Plan Administrator, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other Company securities are listed or quoted, or compliance with any other obligation of the Company, as the Plan Administrator, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the ninetieth (90th) day preceding the Change in Control.

(b) Limits on Transferability; Beneficiaries.

(i) General.  Except as provided in the Award Agreement, a Participant may not assign, sell, transfer, or otherwise encumber or subject to any lien any Award or other right or interest granted under this Plan, in whole or in part, other than by will or by operation of the laws of descent and distribution, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative.

(ii) Permitted Transfer of Option.  The Plan Administrator, in its sole discretion, may permit the transfer of an Option as follows: (A) by gift to a member of the Participant’s Immediate Family (as defined below) or (B) by transfer by instrument to a trust providing that the Option is to be passed to beneficiaries upon death of the Participant. For purposes of this Section 10(b)(ii), “Immediate Family” shall mean the Participant’s spouse (including a former spouse subject to terms of a domestic relations order); child, stepchild, grandchild, child-in-law; parent, stepparent, grandparent, parent-in-law; sibling and sibling-in-law, and shall include adoptive relationships. If a determination is made by counsel for the Company that the restrictions contained in this Section 10(b)(ii) are not required by applicable federal or state securities laws under the circumstances, then the Plan Administrator, in its sole discretion, may permit the transfer of Awards to one or more Beneficiaries or other transferees during the lifetime of the Participant, which may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent permitted by the Plan Administrator pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Plan Administrator may impose thereon, and further subject to any prohibitions and restrictions on such transfers pursuant to Rule 16b-3). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award

Agreement applicable to such Participant, except as otherwise determined by the Plan Administrator, and to any additional terms and conditions deemed necessary or appropriate by the Plan Administrator.

(c) Adjustments.

(i) Adjustments to Awards.  In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock and/or such other securities of the Company or any other issuer such that a substitution, exchange, or adjustment is determined by the Plan Administrator to be appropriate, then the Plan Administrator shall, in such manner as the Plan Administrator may deem equitable, substitute, exchange, or adjust any or all of (A) the number and kind of Shares reserved for issuance in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Plan Administrator determines to be appropriate.

(ii) Other Adjustments.  The Plan Administrator (which shall be a Committee to the extent such authority is required to be exercised by a Committee to comply with Code Section 162(m)) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Awards subject to performance goals) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Plan Administrator’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights or Performance Awards granted to Participants designated by the Plan Administrator as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Taxes.  The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Plan Administrator may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Plan Administrator.

(e) Changes to the Plan and Awards.  The Board may amend, alter, suspend, discontinue or terminate the Plan, or any Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants. Any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders if such shareholder approval is deemed necessary and advisable by the Board. However, without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuance or termination of the Plan may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Plan Administrator may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such action may materially and adversely affect the rights of such Participant under such Award.

(f) Limitation on Rights Conferred Under Plan.  Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award.

(g) Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligations to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Plan Administrator may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Plan Administrator otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Plan Administrator may specify and in accordance with applicable law.

(h) Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Code Section 162(m).

(i) Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Plan Administrator shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law.  The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Florida without giving effect to principles of conflicts of laws, and applicable federal law.

(k) Plan Effective Date and Shareholder Approval; Termination of Plan.  The Plan shall become effective on the Effective Date, subject to subsequent approval within twelve (12) months of its adoption by the Board by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable), Rule 16b-3 under the Exchange Act (if applicable), applicable Nasdaq requirements, and other laws, regulations, and obligations of the Company applicable to the Plan. Awards may be granted subject to shareholder approval, but may not be exercised or otherwise settled in the event shareholder approval is not obtained. The Plan shall terminate no later than ten (10) years from the date of the later of (x) the Effective Date and (y) the date an increase in the number of shares reserved for issuance under the Plan is approved by the Board (so long as such increase is also approved by the shareholders).

DIRECTED ELECTRONICS, INC.
2007 ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of DIRECTED ELECTRONICS, INC., a Florida corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of the Company, each dated April 27, 2007, and hereby appoints James E. Minarik and Ronald F. Dutt, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Shareholders of the Company, to be held on Friday, June 8, 2007, at 11:00 a.m., local time, at the Company’s corporate headquarters at 1 Viper Way, Vista, California, 92081 and at any adjournment or adjournments thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
     This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of two Class II directors to serve for three-year terms expiring in 2010; FOR approval of the 2005 Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended; FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending December 31, 2007; and as said proxies deem advisable on such other matters as may come before the meeting.
A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF DIRECTORS: ☐	FOR ALL NOMINEES ☐	WITHHOLD AUTHORITY ☐	FOR ALL EXCEPT ☐
FOR ALL NOMINEES
Nominees:  ○  Victor J. Orler
                   ○  S. James Spierer
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:  •

2.	Proposal to approve the 2005 Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Proposal to approve the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending December 31, 2007.

	FOR ☐	AGAINST ☐	ABSTAIN ☐
and upon such matters which may properly come before the meeting or any adjournment thereof.

          To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.    ☐
          To include any comments, use the comments box on the reverse side of this card.
          To change your address, please mark this box.    ☐
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date

Signature of Shareholder

Signature of Shareholder